AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 2006 REGISTRATION NO. 333-133004

 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLERA NATIONAL BANCORP, INC.
(Name of small business issuer in its charter)

DELAWARE	6021	75-2204006
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 924 W. Colfax Ave., Ste. 301
Denver, Colorado 80204
(303) 209-8600
(Address and telephone number of principal executive offices and principal place of business)

 JAMES PEREZ FOSTER
Solera National Bancorp, Inc.
924 W. Colfax Ave., Ste. 301
Denver, Colorado 80204
(303) 209-8600
(Name, address and telephone number of agent for service)

Copies to:
PETER G. WEINSTOCK Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4746 pweinstock@jenkens.com	PAM GATES O'QUINN Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 2900 Dallas, Texas 75202-2799 (214) 855-4730 poquinn@jenkens.com

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____________
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price (1)	Amount of registration fee
Shares of common stock, $0.01 par value	2,400,000		$10.00		$24,000,000	$2,568.00
Rights to purchase shares of common stock	480,000	(2)	$12.50		(3)	$0	(3)
Shares of common stock, $0.01 par value	480,000		$12.50	(4)	$6,000,000	$642.00
Rights to purchase shares of common stock	215,000	(5)	$10.00		(3)	$0	(3)
Shares of common stock, $0.01 par value	215,000		$10.00	(4)	$2,150,100	$230.05

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) Warrants to purchase an aggregate of up to 480,000 shares of common stock at an exercise price of $12.50 per share will be issued to the initial shareholders of the registrant in connection with this offering.
(3) Pursuant to Rule 457(g), no separate registration fee is required for the rights.
(4) Represents the exercise price per share for each warrant.
(5) Warrants to purchase an aggregate of up to 206,870 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the registrant in connection with this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

The information in this prospectus is not complete and may be changed. We may not sell these securities until the prospectus filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _____________, 2006

SOLERA NATIONAL BANCORP, INC.
A proposed bank holding company for
SOLERA NATIONAL BANK
(In Organization)
________________________________________

COMMON STOCK UP TO 2,400,000 SHARES
________________________________________

We are offering for sale a minimum of 2,000,000 and a maximum of 2,400,000 shares of our common stock at a price of $10.00 per share to raise the money to organize Solera National Bank, a new national banking association in organization to be headquartered in the Denver metropolitan area of Colorado. We will be the holding company and sole shareholder of Solera National Bank after it is organized. Prior to this offering, we have not conducted active business operations and have issued no shares. Upon issuance, we have no current plans to list our shares on any national stock exchange although we expect that our shares will be traded on the OTC Bulletin Board or "pink sheets" and that at least one company will make a market in our shares.

To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to return the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase. These warrants are transferable and will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business.

The offering is expected to end on ______________, 2006. However, we may, in our sole discretion, end the offering prior to ______________, 2006 or extend it for additional periods, but not beyond ______________, 2006. We reserve the right to reject, in whole or in part, any subscription for shares of our stock. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Executive Officers and Directors, who will not receive any commission or other compensation in connection with these activities. The Organizers, Directors and Executive Officers intend to subscribe for an aggregate of 234,500 shares of the common stock sold in this offering.

All subscription funds will be held in an escrow account at The Bankers Bank, which will act as the escrow agent. The escrow agent will hold the subscription funds until we accept subscriptions for at least 2,000,000 shares and notify the escrow agent that we have received all required regulatory approvals to open the Bank for business to the public. If we are unable to sell at least 2,000,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses. We will be unable to use any subscription funds until they are released from escrow. Except as provided above, we will retain any interest earned on the subscription funds held in escrow.

Our Organizers are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of Solera National Bancorp and Solera National Bank, and are providing limited guarantees with respect to amounts loaned to us for these purposes. In exchange for undertaking these obligations, in addition to any shareholder warrants to which they may be entitled, the Organizers will receive, in the aggregate, warrants to purchase 206,870 shares of our common stock. These warrants are transferable and will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time within 10 years of the date that we open for business. Our Board of Directors has the discretion to increase the number of warrants issued to any Organizer if the organizational and pre-opening expenses increase.

Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled "Risk factors" beginning on page 8.

The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.

The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.
	Per share	Total minimum	Total maximum
Subscription price	$10.00	$20,000,000	$24,000,000
Underwriting fees and commissions	—	—	—
Proceeds to Solera National Bancorp (1)	$10.00	$20,000,000	$24,000,000
(1)  Before deducting organizational and other pre-opening expenses consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $1.8 million.

The date of this prospectus is _____________, 2006.

SUMMARY

The information that follows highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

Solera National Bancorp and Solera National Bank

We are a Delaware corporation that was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, a national banking association in organization. Solera National Bank will be a full-service commercial bank that will be headquartered in Lakewood, Colorado, with a full-service branch located in Glendale, Colorado, both of which adjoin the City and County of Denver. The Glendale branch is located in an office building that currently houses the Mexican Consulate. The Bank will initially serve the Denver metropolitan area through these two full-service facilities. Our organizational activities are being conducted from temporary space located at 924 West Colfax Avenue, Suite 301, Denver, Colorado 80204. Our telephone number is (303) 209-8600.

We intend to offer a broad range of commercial and consumer banking services to small and medium-sized businesses, licensed professionals and individuals who we believe will be particularly responsive to the style of service that the Bank intends to provide to its customers. We believe that local ownership and control will allow Solera National Bank to serve customers more efficiently and effectively and will aid in our growth and success. The Bank intends to compete on the basis of providing a unique and personalized banking experience combined with a full range of services, customized and tailored to fit the needs of its clients. The Bank intends to serve the entire market area and intends to target the local Hispanic population due to the significant growth in this demographic and the failure of traditional banks to fully service the needs of the Hispanic population because of cultural and language barriers.

To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to organize a national banking association and a bank holding company, and taking all other actions necessary to organize and charter Solera National Bank, including those related to raising capital as a result of this offering. On December 9, 2005, we filed an application with the Office of the Comptroller of the Currency (OCC) to organize a new national banking association in the Denver metropolitan area, along with a branch in Glendale, Colorado, and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. Each of these applications is pending. While approval of these regulatory applications is not assured, we have no reason to believe that the approvals will not be forthcoming.

We anticipate that we will receive approval as a bank in organization in the second quarter of 2006, but we do not anticipate the commencement of banking operations until the fourth quarter of 2006. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the conditions to regulatory approval imposed by the OCC and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve Bank of Kansas City for prior approval to become a bank holding company. In addition, the Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software. We would not expect to receive final approval to open before the completion of the offering and a satisfactory pre-opening examination. We cannot assure you, however, that Solera National Bank will be able to open for business when anticipated.

Management

Our Organizers and the persons who are proposed to become the initial Directors of Solera National Bancorp and Solera National Bank are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to the markets to be served by the Bank. We will draw upon their knowledge of the business and other communities in the development of the Bank'fs business. Our Organizers and proposed Directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation. Each is expected to attract clients through their personal and professional networks. In addition, each member of the executive management team of Solera National Bank has extensive banking experience, with several members of management experienced in the Denver metropolitan area banking market.

Why we are organizing a new bank

We believe that the Denver metropolitan banking market represents a unique opportunity given its diverse market, growing population and strengthening economy. We also believe that the community will enthusiastically welcome and support a new locally-owned and operated community bank. As a community bank, we will be designed to serve the needs of the residents, small- to medium-sized businesses and licensed professionals within our banking market. Within our market area, we will develop a core specialization in serving the diverse needs and diverse populations of the Hispanic demographic, with culturally-relevant product and service offerings and bilingual staff and literature. In addition, the Bank will be offering a comprehensive education and awareness campaign, aligning us with other educational institutions and organizations that share the same goals of promoting long-term financial literacy and relationship-building. The mission of Solera National Bank is to establish profitable financial relationships in the Denver metropolitan area by providing superior quality service with leading edge technology.

The Denver metropolitan area is undergoing positive economic change and is capitalizing on the opportunities associated with such change. According to statistics compiled by the Metro Denver Economic Development Corporation, the per capita personal income in the Denver metro area grew from $38,279 in 2000 to $39,560 in 2003, an increase of 3.3%.

The Denver metropolitan area has experienced population growth averaging 2.1% per year from 1996 to 2005. Total population in the seven-county Metro Denver region is expected to reach 2.65 million in 2006, a 1.5% increase over 2005 and is expected to grow at a rate of 59% from 2000 to 2030, which is more than double the percentage of expected population growth for the entire United States during the same time period. In addition to population growth, the median price of an existing single-family home in the Denver metropolitan area averaged $247,100 in 2005. Through our strategically located banking offices, we believe that we will be able to capitalize on the opportunities expected to develop in these markets.

Solera National Bank will compete with a number of other financial institutions. During the past several years, the Denver metropolitan area has been the target of many out-of-state, out-of-market controlled banks. The result of this activity has been to limit the choices available to those customers who wish to develop and capitalize upon relationship banking. By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, management believes that there is an opportunity for us to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks, many of which have headquarters, ownership and executive decision-makers located outside of our local marketplaces. Through our strategically located banking offices, management believes that we will be able to capitalize on the opportunities expected to develop in these markets.

Executive Officers, Directors and Organizers

The Bank's management team is led by the following individuals:

•
Mark Martinez. Mark Martinez is the proposed President and Chief Executive Officer. He has more than twenty-five years of banking experience and has held senior executive management positions with Affiliated First Colorado Bank & Trust, Norwest, Key Bank, Merchants Mortgage & Trust Corporation, Heritage Banks, and, most recently, IronStone Banks.

•
James Perez Foster. James Perez Foster is the proposed Chairman of the Board of Directors of the Bank. Mr. Foster was a private money manager on Wall Street from 1992 to 2000 prior to co-founding a media consulting company for which Mr. Foster served as a Director, Chief Operating Officer, and Vice President of Finance.

•
Ronald Montoya. Ronald Montoya is the proposed Vice Chairman of the Board of Directors of the Bank. Mr. Montoya is President and CEO of Plasticomm Industries, Inc. He has been an advisory board member of U.S. Bank for twelve years.

•
Robert Fenton. Robert Fenton is the proposed Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Fenton has over twenty years of financial services experience. Most recently, Mr. Fenton was the Senior Vice President and Chief Financial Officer for Visa Debit Processing Services.

•
Robert Stewart. Robert Stewart is the proposed Executive Vice President and Chief Credit Officer. Mr. Stewart has over twenty-five years of banking experience including serving as a CEO for two community banks. Most recently, Mr. Stewart has been the Senior Vice President, Market Manager for WestStar Bank in Denver.

We also expect to hire other experienced lenders prior to the time that the Bank opens for business.

The Boards of Directors of Solera National Bancorp and Solera National Bank consists of the following nineteen individuals:

Norma Akers	Douglas Crichfield	Edward Jacksland	Basil Sabbah
Rob Alvarado	Robert Fenton	Dr. Christine Johnson	Stan Sena
Maria Arias	James Perez Foster	Mark Martinez	Robert Stewart
Philip Champagne	Robert Gallegos	Ronald Montoya	K. C. Veio
Anthony Costa	Steve Gutterman	Joel Rosenstein

In addition, the following individuals who will not serve as Directors or Executive Officers are serving as Organizers of Solera National Bancorp and Solera National Bank: Marta Loachamin, James Perea, Jamie Propp and Larry Trujillo. Each of these individuals is playing an important role in the implementation of our business plan and corporate policies prior to the time that the Bank opens for business.

Our Directors, Organizers and Executive Officers are experienced bankers or local business and community leaders. We believe that their business experience and relationships will enable them to assist us in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

Our Directors, Organizers and Executive Officers intend to purchase an aggregate of 234,500 shares of the common stock offered by this prospectus. These shares represent approximately 11.7% of the minimum, and 9.8% of the maximum, number of shares to be sold in the offering. However, the Organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize the Bank. All purchases made by our Directors, Organizers and Executive Officers will be made for investment purposes and not with a view to distribution.

Warrants

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws made on a $1.8 million line of credit agreement with The Bankers Bank, which line of credit may be increased. In addition, we have arranged for a standby letter of credit in the amount of $97,500 from The Bankers Bank to cover potential severance expenses associated with the consulting agreement of Mark Martinez, as described more fully in "Management - Executive Compensation," beginning on page 47. We intend to fund any additional organizational and other pre-opening expenses incurred before we open for business from draws under the line of credit and letter of credit. Our Organizers will be providing limited guarantees on amounts drawn under the line of credit and the letter of credit. We expect to incur a total of approximately $1.8 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled "Use of proceeds - Organizational expense," beginning on page 19. In the event that we do not open, our Organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit.

Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 206,870 warrants to our Organizers. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that we open for business. Our Board of Directors has the discretion to increase the number of warrants issued to any Organizer if the organizational and pre-opening expenses increase, thus increasing the risk of loss of the Organizers.

We also recognize that our initial shareholders will be accepting additional financial risk in investing in the Bank from inception. Accordingly, after we open for business, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. If we sell 2,000,000 shares in this offering, the minimum offering amount, we will issue, in the aggregate, 400,000 warrants to our initial shareholders. If we sell 2,400,000 shares in this offering, the maximum offering amount, we will issue, in the aggregate, 480,000 warrants to our initial shareholders.

Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants to the extent that it enables them to purchase shares of our common stock at a price that is less than the then current market value.

Stock Options

We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our Directors, Executive Officers and other individuals employed by Solera National Bancorp or Solera National Bank The plan will have a term of 10 years. The board of Directors will reserve 20% of the total number of shares of common stock subscribed for in the offering for issuance under the stock incentive plan. Assuming the minimum offering is attained, a total of 400,000 options would be reserved for issuance under the stock incentive plan. We intend to reserve 480,000 options if we attain the maximum offering amount.

When we open for business, we intend to issue options to purchase shares of common stock to the following individuals in the amounts set forth below:

Name	Position	Options to be issued (as percentage of subscription)
James Perez Foster	Chairman of the Board	3.2%

Mark Martinez	President & Chief Executive Officer	2.4%

Robert Fenton	Executive Vice President, Chief Operating Officer, and Chief Financial Officer	2.8%

Robert Stewart	Executive Vice President and Chief Credit Officer	1.5%

We expect all of these options to be issued with an exercise price of $10.00 per share, the initial offering price, and to be treated as incentive stock options, assuming receipt of the requisite shareholder approval. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective Directors, Executive Officers and employees of Solera National Bancorp or Solera National Bank at the discretion of our board of Directors.

Options also will be granted to each outside Director. Each outside Director will receive 5,000 options to purchase shares of our common stock in exchange for the expertise imparted and the time expended by each of them. In addition, Mr. Montoya will receive 7,000 options for services to be rendered as Vice Chairman.

Products and Services

Solera National Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The Bank will emphasize personalized banking services to small- to medium-sized businesses, locally-owned businesses, licensed professionals and individual consumers. In its lending services, the Bank will emphasize commercial loans, commercial real estate loans, commercial construction loans, residential mortgages, equity lines and consumer loans. Solera National Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, it will also offer credit and debit cards, automatic transfers, travelers' checks, domestic and foreign wire transfers, cashier's checks and official checks. These services are expected to be provided through a variety of delivery systems including full-service offices, night depositories, automated teller machines, telephone banking, banking by mail, and Internet banking.

Philosophy and Strategy

Solera National Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors.

To carry out this philosophy, the Bank's business strategy will involve the following:

•	Capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our Directors, Organizers and Executive Officers;

•	Hiring and retaining experienced and qualified bilingual banking personnel;

•	Providing individualized attention with consistent, local decision-making authority;

•	Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

•	Operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;

•	Attracting its initial customer base by offering competitive interest rates on deposit accounts;

•	Encouraging our initial shareholders to become customers by offering additional incentives; and

•	Implementing a strong marketing program.

Terms of the Offering

We are offering for sale a minimum of 2,000,000 and a maximum of 2,400,000 shares of our common stock at an offering price of $10.00 per share. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our Organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See "Description of Common Stock - Warrants," beginning on page 55 and "Management - Stock incentive plan," beginning on page 50.

To participate in the offering, you must subscribe to purchase at least 250 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock. In addition to any shares that you purchase in the offering, after we open for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. See "Description of Common Stock - Warrants," beginning on page 55.

Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Executive Officers and Directors, who will not receive any commission or other compensation in connection with these activities. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering.

Offering Termination Date

We expect the offering to end on ______________, 2006. However, we may elect to extend the offering, in our sole discretion, but not beyond ______________, 2006. In addition, we reserve the right to end the offering at any time before ______________, 2006 if we have received subscriptions for at least 2,000,000 shares and determine that the total amount of subscriptions will provide adequate capitalization for us after payment of organizational expenses. We may, in our sole discretion, conduct multiple closings of the offering after (i) the minimum offering amount is raised and (ii) we have received all required regulatory approvals to organize the Bank.

How to Subscribe

Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;

•
Make a check payable to "TBB as Escrow Agent for Solera National Bancorp, Inc." in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed;

•	Deliver the completed subscription agreement and check as follows:

 Operations—Escrow Deposits
 The Bankers Bank
 2410 Paces Ferry Road
 600 Paces Summit
 Atlanta, GA 30339-4098

When your subscription agreement is received by the escrow agent, it will become binding on you and irrevocable.

Escrow Arrangements

Since we cannot open Solera National Bank until we receive all regulatory approvals required to organize the Bank, all subscription funds will be held in an escrow account at The Bankers Bank which will act as escrow agent. The escrow agent will hold all subscription funds until we receive subscriptions for at least 2,000,000 shares and notify the escrow agent that we have received all required regulatory approvals to open the Bank to the public. We expect, but cannot assure you, that we will receive all required regulatory approvals and open for business during the fourth quarter of 2006. If we are unable to sell at least 2,000,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses.

All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber's subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses, except as provided above.

Use of  Proceeds

Subject to regulatory approval, we intend to use the proceeds of this offering to repay the funds advanced by The Bankers Bank under the $1.8 million pre-opening line of credit and to capitalize Solera National Bank. We expect to utilize at least $18.2 million of the proceeds to capitalize the Bank. At a minimum offering level, Solera National Bancorp will not retain any operating funds; however, a capital raise of the minimum amount is expected to be able to support Solera National Bank for the first three years of its operations. We may retain at the holding company level any excess proceeds to use for future working capital needs.

The Bank will initially be capitalized with at least $18.2 million, which will provide funds to (i) purchase furniture, fixtures, and equipment, and (ii) provide working capital to be used for business purposes, including paying salaries, and for making loans to customers and other investments. We anticipate that the Bank will be capitalized shortly after the close of the offering period, subject to the satisfaction of certain conditions contained in our regulatory approvals. See "Use of proceeds," beginning on page 18.

Organizational Expenses

We expect to incur approximately $1.8 million in organizational and other pre-opening expenses, which are described more completely in the section titled "Use of Proceeds - Organizational expenses," beginning on page 19. To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws on a $1.8 million line of credit with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before we open for business from additional Organizer advances and draws under a line of credit or letter of credit. Each of our Organizers is providing a limited guarantee on amounts drawn under the line of credit and letter of credit. Any draws on the line of credit or letter of credit would be repaid from the proceeds of the offering. If we are unable to sell at least 2,000,000 shares of common stock or fail to receive all regulatory approvals required to organize, our Organizers will bear the risk of loss with respect to any direct cash advances made by them that are not repaid and The Bankers Bank may pursue our Organizers under the limited guarantees with respect to any advances made to us under the pre-opening line of credit and the letters of credit.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We must satisfy certain conditions following approval of our regulatory applications before Solera National Bank may open for business.

Even if our bank charter and federal deposit insurance applications are approved by the OCC and FDIC, we expect that the approvals will be subject to certain conditions including, among others, that we raise at least $20.0 million in capital within eighteen months following approval and give notice to the OCC that we are ready to open within eighteen months following approval. We also expect that any Federal Reserve approval will be subject to conditions. We cannot assure you that we will be able to satisfy all of the conditions imposed by the regulators in connection with their approvals. If we fail to satisfy all of these conditions within the applicable time periods, our approvals will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses. See "- Any delay in beginning banking operations will result in additional losses," below.

Any delay in beginning banking operations will result in additional losses.

Any delay in opening Solera National Bank for business will increase our organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational expenses to increase, because we must continue to pay salaries and other operating expenses during this period. We expect, but cannot assure you, that we will receive final regulatory approval as a bank in organization during the second quarter of 2006 and that we will open for business during the fourth quarter of 2006.

Because this offering is not underwritten, we may be unable to raise the minimum offering amount, which could result in your subscription being held in escrow until the determination is made to terminate the offering.

This offering is being made without the services of an underwriter, and we have not employed any broker or salesmen in connection with the offering. Rather, the offering is being made on a "best efforts" basis by our Organizers, Directors and Executive Officers. Accordingly, no one is obligated to purchase or take for sale any shares of common stock, and we cannot guarantee you that we will be able to sell at least the minimum offering amount. If we are unable to raise at least the minimum offering amount and open the Bank within the time period specified in our approvals, those approvals may expire. Although the full amount of your subscription funds will be returned to you in the event that we are unable to achieve the minimum offering amount, you will be unable to withdraw your subscription funds from escrow, or your subscription, at any time prior to the expiration of the offering.

We have no operating history upon which to base an estimate of our future financial performance.

We do not have any operating history on which to base any estimate of our future earnings prospects. Solera National Bancorp was only recently formed, and Solera National Bank will not receive final regulatory approvals to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in our common stock.

We expect to incur losses during our initial years of operations.

At March 31, 2006, we had an accumulated deficit account of $1,118,121, which represents a portion of the $1.8 million of estimated organizational and other pre-opening expenses. After the Bank opens, its (and our) success will depend, in large part, on its ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations.

In addition, to gain market share as a newly-organized bank, Solera National Bank may be required to pay higher interest rates to attract deposits or extend credit at lower rates to attract borrowers, which may decrease our profitability or prevent us from becoming profitable.

We cannot assure you that we will ever become profitable. If we are ultimately unsuccessful, you may lose part or all of the value of your investment. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Proposed Business," beginning on pages 21 and 24, respectively.

The Bank's failure to implement its business strategies may adversely affect our financial performance.

Solera National Bank has developed a business plan that details the strategies it intends to implement in its efforts to achieve profitable operations. If the Bank cannot implement its business strategies, it will be hampered in its ability to develop business and serve its customers, which, in turn, could have an adverse effect on our financial performance. Even if the Bank's business strategies are successfully implemented, we cannot assure you that the strategies will have the favorable impact that is anticipated. Furthermore, while we believe that the Bank's business plan is reasonable and that its strategies will enable it to execute the business plan, we have no control over the future occurrence of certain events upon which its business plan and strategies are based, particularly general and local economic conditions that may affect its loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See "Proposed Business - Business strategy" on page 27.

Departures of key personnel or Directors may impair the Bank's operations.

Our success will depend in large part on the services and efforts of the Bank's key personnel and on its ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

In particular, we believe that retaining Mark Martinez, James Perez Foster, Robert Fenton and Robert Stewart will be important to our success. If any of these persons leaves his position for any reason, our financial condition and results of operations may suffer.

If the services of any key personnel should become unavailable for any reason, or if the regulatory agencies should require the employment of additional persons to fill banking positions, Solera National Bank would be required to employ other persons to manage and operate the Bank, and we cannot assure you that it would be able to employ qualified persons on acceptable terms. If the services of any key personnel should become unavailable prior to the time the Bank commences operations, its ability to begin banking operations would likely be adversely affected.

Additionally, our Directors' and Organizers' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of Directors changes materially, our business may suffer. See "Management" on page 32.

Solera National Bank will face intense competition from a variety of competitors.

The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See "Proposed Business - Market Opportunities - Competition," beginning on page 25 . If this competition forces the Bank to offer aggressive loan and deposit rates or otherwise incur higher funding costs, our profitability will be diminished.

Many of the Bank's competitors will be larger than it will be initially and will have greater financial and personnel resources. Many of its competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services that the Bank either does not expect to provide or will not provide for some time. Also, some competitors will not be subject to the same degree of regulation as the Bank will be and thus may have a competitive advantage over the Bank.

We believe that Solera National Bank will be a successful competitor in the area's financial services market. However, we cannot assure you that the Bank will be able to compete successfully with other financial institutions serving our target banking market. An inability to compete effectively could be expected to have a material adverse effect on our growth and profitability.

The Bank's legal lending limits may impair its ability to attract borrowers.

During its initial years of operations, the Bank's legally mandated lending limits will be lower than those of many of its competitors because it will have less capital than many of its competitors. The lower lending limits may discourage potential borrowers who have lending needs that exceed the Bank's limits, which may restrict its ability to establish relationships with larger businesses in our area. See "Proposed Business," beginning on page 24.

An economic downturn, especially one affecting our primary service areas, may have an adverse effect on our financial performance.

Our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of the Bank's larger competitors, the majority of the Bank's borrowers and depositors will be individuals and businesses located or doing business in our local banking market. As a result, the Bank's operations and profitability may be more adversely affected by a local economic downturn than those of its larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce the Bank's deposit base and the demand for its products and services, which may decrease its earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead us to incur loan losses. See "Proposed Business," beginning on page 24.

We could be negatively affected by changes in interest rates.

The Bank's profitability (and, therefore, our profitability) will depend, among other things, on the Bank's net interest income, which is the difference between the income that it earns on its interest-earning assets, such as loans, and the expenses that it incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect its net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.

Changes in the general level of interest rates also affect, among other things, its ability to originate loans, the value of interest-earning assets and its ability to realize gains from the sale of such assets, the average life of interest-earning assets and its ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

Over the past year, as the Federal Reserve Board has increased interest rates, the yield curve has flattened, in that long-term interest rates have not moved in tandem with short-term rates. Under ordinary conditions the yield curve has a positive slope, indicating that long-term instruments pay higher yields than do short-term instruments, and that borrowers are willing to pay a premium for long-term funds. A flat yield curve, on the other hand, generally indicates uncertainty about the direction in which interest rates are moving. If this trend continues, our future net interest income, and therefore our profitability, may decline.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the Organizer warrants and stock options was determined based on the offering price. The exercise price of the initial shareholder warrants was determined arbitrarily by our Organizers. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value. We cannot assure you that you will be able to resell any shares that you may buy in this offering at a price equal to or higher than the offering price. See "Determination of Offering Price," beginning on page 18.

We do not intend to pay dividends in the foreseeable future.

We expect initially to have no material source of income other than dividends that we receive from Solera National Bank. Therefore, our ability to pay dividends to our shareholders will depend on the Bank's ability to pay dividends to us. The board of Directors of the Bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the Bank, or pay dividends to our shareholders, in the foreseeable future. In addition, banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. See "Description of Common Stock - Dividends" on page 56.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

Banking organizations such as Solera National Bancorp and Solera National Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect our business, condition or operations of Solera National Bancorp and Solera National Bank or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to us, see the section titled "Supervision and Regulation," beginning on page 58.

We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

You will incur immediate and substantial dilution in the book value per share of any shares that you purchase in the offering.

If you purchase shares of our common stock in the offering, we expect that you will experience an immediate and substantial dilution of between $0.90 and $0.75 per share in the book value of your investment as a result of the $1.8 million of organizational and other pre-opening expenses that we have incurred, or expect to incur, before the Bank opens for business. This means that the price you pay for the shares that you acquire in this offering will be higher than its net book value per share when the Bank opens. For more information regarding dilution, please see the section titled "Dilution," beginning on page 20.

The liquidity of our common stock will be affected by its limited trading market.

Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. However, we expect that our shares will be traded on the OTC Bulletin Board or "pink sheets" and that at least one company will make a market in our common stock. Because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained. Furthermore, we cannot assure you that at least one company will make a market in our shares for as long as we will be quoted on the OTC Bulletin Board. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market reduces the liquidity, and is likely to have an adverse effect on the market value of our shares. In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Monetary policy and other economic factors could adversely affect our profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the Bank's ability to attract deposits. Although we are not aware of a current risk, the foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the Bank's ability to maintain an interest margin sufficient to result in operating profits. See "Proposed Business," beginning on page 24, and "Supervision and Regulation," beginning on page 58.

Our common stock is not an insured deposit.

Your investment in Solera National Bancorp would not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment is subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

We intend to issue warrants or stock options to our Directors, Organizers, Executive Officers and initial shareholders. If the Organizer warrants or stock options are exercised, your share ownership will be diluted. In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will be further diluted.

Finally, our certificate of incorporation authorizes the issuance of up to 4,000,000 shares of common stock, but does not provide for preemptive rights. Any authorized, but unissued shares following the offering will be available for issuance by our board of Directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Solera National Bancorp.

Our certificate of incorporation and bylaws, and the employment agreements of our Executive Officers, contain provisions that could make a takeover more difficult.

Our certificate of incorporation and bylaws include provisions designed to provide our board of Directors with time to consider whether a hostile takeover offer is in our and our shareholders' best interests, but could be utilized by our board of Directors to deter a transaction that would provide shareholders with a premium over the market price of our shares. These provisions include the availability of authorized, but unissued shares, for issuance from time to time at the discretion of our board of Directors; bylaws provisions enabling our board of Directors to increase the size of the board and to fill the vacancies created by the increase; and bylaw provisions establishing advance notice procedures with regard to business to be presented at a shareholder meeting or to Director nominations.

In addition, there are "change in control" provisions in the employment agreements of each of our Executive Officers providing for lump-sum cash payments based on the officer's base compensation.

While we are not aware of any current takeover threats or changes in control, these provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Management of Solera National Bank may be unable to adequately measure and limit credit risk associated with the Bank's loan portfolio, which would affect our profitability.

As a material part of the Bank's business plan, it will make commercial, consumer, construction, and commercial and residential real estate loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions.

Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower's ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property.

Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.

Many of the Bank's anticipated loans will be made to small- and medium-sized businesses, and professionals that are less able to withstand competitive, economic and financial pressures than larger borrowers. If the Bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Our Directors and Executive Officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Immediately following the offering, we expect that our Directors, Executive Officers and Organizers will own 234,500 shares of our common stock, which represents 11.7% of the minimum and 9.8% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our Organizers and stock options to our Directors and Executive Officers. If our Organizers and Directors exercised all of their Organizer and shareholder warrants, our Directors, Executive Officers and Organizers would own shares upon exercise representing as much as 21.7% of our then existing outstanding common stock based on the minimum number of shares to be sold in this offering, if no other shareholders exercised their shareholder warrants. Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our Directors and Executive Officers, our Directors, Executive Officers and Organizers would own shares upon exercise representing as much as 30.2% of our then existing outstanding common stock based on the minimum number of shares to be sold in this offering, if no other shareholders exercised their shareholder warrants.

Due to their significant ownership interests, our Directors and Executive Officers will be able to exercise significant control over the management and affairs of Solera National Bancorp and Solera National Bank For example, our Directors and Executive Officers may be able to influence the outcome of Director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders. See "Selected provisions of our certificate of incorporation and bylaws," beginning on page 56.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes various forward-looking statements about Solera National Bancorp and Solera National Bank that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "may increase," "may fluctuate" and similar expressions of future or conditional verbs such as "will," "should," "would," and "could" are generally forward-looking in nature and not historical facts. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled "Risk Factors," beginning on page 8. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING

General

We are offering for sale a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum issuance amount of $20,000,000 and an aggregate maximum issuance amount of $24,000,000. The number of shares offered does not include shares issuable upon the exercise of warrants that we will grant to our Organizers and initial shareholders or upon the exercise of stock options that will be issued under our stock incentive plan. See "Description of Common Stock - Warrants," beginning on page 55 and "Management - Stock incentive plan," beginning on page 50.

To participate in the offering, you must subscribe to purchase at least 250 shares. You may subscribe for and purchase a maximum of 25,000 shares in the offering. If you subscribe for more than 25,000 shares, we intend to reject the portion of the subscription that exceeds 25,000 shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.

In addition to any shares that you purchase in the offering, after the Bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. See "Description of Common Stock - Warrants," beginning on page 55.

Finally, our Organizers are advancing to us the funds necessary to cover the expenses incurred in connection with Solera National Bancorp and Solera National Bank, and will be providing limited guarantees with respect to amounts loaned to us for these purposes, which is in addition to their expending substantial time and effort in connection with our organizational activities. In exchange for undertaking these obligations, in addition to any shareholder warrants to which they may be entitled, the Organizers will receive, in the aggregate, warrants to purchase 206,870 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that the Bank opens for business. See "Description of Common Stock - Warrants," beginning on page 55.

Organizers' Subscriptions

Our Organizers, Directors and Executive Officers intend to purchase an aggregate of 234,500 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 11.7% of the minimum and 9.8% of the maximum number of shares to be sold. However, our Organizers, Directors or Executive Officers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to enable us to organize the Bank. All purchases made by our Organizers, Directors, and Executive Officers will be made for investment purposes and not with a view to distribution.

Offering Period

The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m., Mountain time on ______________, 2006, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond ______________, 2006. We also reserve the right to end the offering at any time prior to ______________, 2006 after we have received subscriptions for at least 2,000,000 shares, if we determine that the total amount of subscriptions will provide adequate capitalization for Solera National Bank after payment of organizational and other pre-opening expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date." We may, in our sole discretion, conduct multiple closings of the offering after (i) the minimum offering amount is raised and (ii) we have received all required regulatory approvals to organize the Bank.

Acceptance of Subscriptions

We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 2,400,000 shares. In addition, in the event of an oversubscription, we reserve the right to increase the maximum size of the offering by an amount not to exceed 20% of the maximum offering amount. We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

All offering proceeds received by our escrow agent, The Bankers Bank, will be deposited in an escrow account at The Bankers Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses, except as provided in the following section.

Release From Escrow

Subscription proceeds will be released from escrow to us upon the occurrence of both of the following events:

•	We have accepted subscriptions and received subscription proceeds for an aggregate of at least 2,000,000 shares of common stock; and

•	We have provided the escrow agent with a certification to the effect that we have received all required regulatory approvals to open.

We expect, but cannot assure you, that we will receive all required regulatory approvals for a bank in organization during the second quarter of 2006 and that we will open for business during the fourth quarter of 2006. If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 2,000,000 shares of common stock by the expiration date of the offering, or if we fail to receive all required approvals to open Solera National Bank, then the subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned to the subscribers within 10 business days after the expiration date, with any interest earned thereon without deduction for expenses.

Plan of Distribution

We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. The offering is not underwritten. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our Organizers, Executive Officers and Directors, who will not receive any commission or other compensation in connection with these activities. We will, however, reimburse reasonable out-of-pocket expenses incurred by these persons in the offering. In addition, we may offer and sell our common stock through licensed broker-dealers in certain states where none of our Organizers, Executive Officers and Directors is currently licensed under the applicable state securities laws to offer and sell our common stock and where exemptions from the licensing requirements are unavailable, or if necessary to complete the sale of our shares. Any broker-dealer that we would engage would be under no obligation to purchase or sell any specific number or dollar amount of shares. In connection with these services, we would expect to pay a fee as well as a commission to the broker-dealer. If any agent, broker-dealer or underwriter is engaged to help complete the offering, we would file a post-effective amendment naming the entity and disclosing the compensation arrangements before any additional sales can occur.

How to Subscribe

Each prospective investor who (together with the investor's affiliates) desires to purchase 250 or more shares should do the following:

•	Complete, date and sign the subscription agreement that accompanies this prospectus;

•
Make a check payable to "TBB as Escrow Agent for Solera National Bancorp, Inc." in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed; and

•	Deliver the completed subscription agreement and check as follows:

Operations—Escrow Deposits
The Bankers Bank
2410 Paces Ferry Road
600 Paces Summit
Atlanta, GA 30339-4098

WHEN YOUR SUBSCRIPTION AGREEMENT IS RECEIVED BY THE ESCROW AGENT, IT WILL BECOME BINDING AND IRREVOCABLE.

If we are unable to sell at least 2,000,000 shares of common stock or we fail to receive the required regulatory approvals on or before the expiration date, our escrow agent will promptly return all subscription funds to investors, with any interest earned thereon and without deduction for expenses. If you have any questions about the offering or how to subscribe, please call Robert Fenton at Solera National Bancorp at (303) 339-2753. His email address is bfenton@solerabank.com. You should retain a copy of the completed subscription agreement for your records.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock was determined arbitrarily by our Organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the Organizers considered the amount of funds necessary to initially capitalize Solera National Bank based upon its proposed business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital and to sustain any losses that we incur during its initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

The exercise price of the warrants to be issued to our Organizers in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to us was determined based on the price of the common stock offered by this prospectus. The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by our Organizers.

USE OF PROCEEDS

We anticipate that the gross proceeds of our offering will be a minimum of $20,000,000 and a maximum of $24,000,000. The following tables summarize the anticipated use of the proceeds by Solera National Bancorp and Solera National Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

Solera National Bancorp

	Minimum offering		Maximum offering
Gross proceeds from offering	$20,000,000	100.0%	$24,000,000	100.0%
Organizational and pre-opening expenses	($1,800,000)	9.0%	($1,800,000)	7.5%
Investment in common stock of Solera National Bank	($18,200,000)	91.0%	($22,200,000)	92.5%
Remaining proceeds	$0	0%	$0	0%

As shown, we expect to use approximately $18.2 million to capitalize Solera National Bank if we sell 2,000,000 shares and approximately $22.2 million if we sell 2,400,000 shares. At a minimum offering level, Solera National Bancorp will not retain any operating funds; however, a capital raise of the minimum amount is expected to be able to support Solera National Bank for the first three years of its operations. However, we reserve the right to retain a greater or lesser portion of the proceeds of the offering at Solera National Bancorp for general corporate purposes as long as we contribute no less than $18.2 million to the Bank to fund its initial capitalization.

Solera National Bank

The following table shows the anticipated use of the proceeds allocated to the Bank. These proceeds will be in the form of a capital injection from Solera National Bancorp.

	Minimum offering		Maximum offering
Capital injection from Solera National Bancorp	$18,200,000	100.0%	$22,200,000	100.0%
Purchase of Furniture, Fixture & Equipment	$(600,000)	3.3%	$(600,000)	2.7%
Loans to customers, investments and other general corporate purposes	$(17,600,000)	96.7%	$(21,600,000)	97.3%
Remaining proceeds	$0	0%	$0	0%

The Bank will use the proceeds to purchase furniture, fixtures and equipment, and to provide working capital to be used for business purposes, including paying salaries and rent expense, and for making loans to customers and other investments.

Extensions of Credit

We have secured an Organizational Loan from The Bankers Bank in the amount of $1.8 million, which line of credit may be increased, along with a standby letter of credit in the amount of $97,500. Each of our Organizers is providing a limited guarantee with respect to the line of credit and letter of credit. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. Any draws under the line of credit will bear interest at prime rate (8.0% as of May 11, 2006), payable at maturity, with principal due at maturity on the earlier of March 13, 2007 or the breaking of the escrow. There are nominal fees associated with the line of credit and the letter of credit. We intend to draw on the line of credit and the letter of credit as needed to cover additional organizational expenses incurred prior to opening the Bank.

We intend to repay the cash advances made by our Organizers and the draws made under the line of credit and letter of credit from the proceeds of the offering. However, because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the draws under the line of credit and the letter of credit unless we complete the offering and open for business. In the event that we are unable to sell at least 2,000,000 shares of common stock or fail to receive all regulatory approvals required to open, The Bankers Bank would be entitled to pursue our Organizers under the limited personal guarantees.

Organizational Expenses

We have incurred and will continue to incur, until we open for business, substantial organizational and other pre-opening expenses. Through March 31, 2006, we have incurred approximately $1,120,000 in organizational and other pre-opening expenses. We expect to incur approximately $1.8 million in organizational and pre-opening expenses, including offering expenses, prior to the time that we open for business. The following table sets forth the organizational and other pre-opening expenses that we expect to incur through our anticipated opening date, which is expected to be during the fourth quarter of 2006:

Expenses	Incurred as of March 31, 2006	Budget
Organizational operating expenses	$1,120,000	$1,700,000
Offering expenses	$37,000	$100,000
Organizational and offering expenses	$1,157,000	$1,800,000

CAPITALIZATION

The following table shows our capitalization as of March 31, 2006 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of common stock in the offering, as well as the midpoint of the offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our Organizers and initial shareholders, respectively, or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Description of Common Stock - Warrants," beginning on page 55 and "Management - Stock incentive plan," beginning on page 50.

		As of March 31, 2006
Shareholders' equity	Actual	Minimum As Adjusted	Midpoint As Adjusted	Maximum As Adjusted
Common stock, $0.01 par value, 4,000,000 shares authorized; 0, 2,000,000, 2,200,000 and 2,400,000 shares, respectively, issued and outstanding as adjusted	$0	$20,000	$22,000	$24,000
Additional paid-in capital (1)	0	$19,880,000	$21,878,000	$23,876,000
Accumulated pre-opening deficit(2)	($1,118,000)	($1,700,000)	($1,700,000)	($1,700,000)
Total shareholders' equity	($1,118,000)	$18,200,000	$20,200,000	$22,200,000
Book value per share (3)	N/A	$9.10	$9.18	$9.25

Notes to Capitalization Table

(1)	The "As Adjusted" columns reflect the effect of $100,000 in expenses incurred in connection with the offering.

(2)
The accumulated pre-opening deficit in the "Actual" column reflects organizational expenses, net of interest income, incurred through March 31, 2006, consisting primarily of consulting and professional fees. The accumulated pre-opening deficit in the "As Adjusted" columns reflects the estimated organizational expenses of approximately $1,700,000. These expenses are more fully described in the section titled "Use of Proceeds - Organizational expenses," beginning on page 19. Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(3)
After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.90 if we sell 2,000,000 shares, $0.82 if we sell 2,200,000 shares and $0.75 if we sell 2,400,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

DILUTION

Net book value per share is determined at any date by subtracting our total liabilities from the total book value of our assets and dividing the difference by the number of shares of our common stock deemed to be outstanding as of that date. After giving effect to the issuance of between 2,000,000 and 2,400,000 shares of our common stock in this offering at the offering price of $10.00 per share, and after our estimated pre-opening expenses, our pro forma net book value is expected to be approximately $18.2 million, or $9.10 per share, assuming the minimum offering, or approximately $22.2 million, or $9.25 per share, assuming the maximum offering. Assuming the minimum offering, this represents an immediate decrease in pro forma net book value of $0.90 per share with respect to any shares purchased in this offering. Assuming the maximum offering, this represents an immediate decrease in pro forma net book value of $0.75 per share with respect to any shares purchased in this offering.

The following table illustrates the per share dilution with respect to shares issued in this offering:

	Minimum Offering	Maximum Offering
Offering price per share	$10.00	$10.00
Pro forma as adjusted net book value per share after the offering	$9.10	$9.25
Dilution per share to new investors in this offering	$0.90	$0.75

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. We were incorporated to serve as a holding company for Solera National Bank. To date, our main activities have been:

•	seeking, interviewing and selecting our Organizers, Directors and officers;

•	preparing our business plan;

•	applying for a national banking association charter;

•	applying for FDIC deposit insurance;

•	researching and selecting systems and vendors;

•	investigating and negotiating leases, developing building plans and specifications;

•	preparing an application to become a bank holding company; and

•	raising equity capital through this offering.

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws on a $1.8 million line of credit agreement with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before Solera National Bank opens for business from additional cash advances made by our Organizers and from draws under the line of credit and letter of credit underwritten by The Bankers Bank. Each of our Organizers will be providing a limited guarantee on amounts drawn under the line of credit and letter of credit. We expect to incur a total of approximately $1.8 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 19. In the event that we do not open, our Organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit and letter of credit.

We have engaged Bankmark & Financial Marketing Services to assist us during the organizational process. While Bankmark offers a broad range of organizational and offering related services, its primary area of expertise relates to its assistance in the marketing and administration of the stock offering process. Consulting services provided by Bankmark in connection with organizational activities include: (i) providing guidance and support to us in connection with the selection of technology, operations, site preparation and other matters incidental to the organization of the Bank, (ii) assisting in the preparation of a pre-opening budget and (iii) providing guidance and advice regarding the chartering process. Bankmark also is providing consulting services related to the proposed offering, including: (i) assisting us in the development and implementation of a capital raising strategy, (ii) assisting us in the preparation of a data management system to facilitate and track the offering process, (iii) providing training to Organizers, Directors and Executive Officers for the purpose of optimizing the sale of our stock, (iv) providing support in the management of capital raising events, and (v) monitoring and analyzing offering event performance.

Bankmark is also providing computer network systems for use during the organizational process as well as part-time support staff. Our agreement with Bankmark will expire 120 calendar days from the date of the final prospectus unless we agree to extend the agreement. In consideration for the consulting services provided under the Bankmark agreement, we will pay Bankmark a total of $535,000, all of which will be allocated as consulting services related to our organizational activities. If we extend the agreement, we will incur additional consulting fees of $35,000 per 30-day extension. Under the agreement, we also are responsible for certain expenses incurred in connection with the Bankmark agreement, such as payment for the use of computer network systems and part-time support staff, printing costs, event costs and graphic program development. These expenses are expected to run, in the aggregate, approximately $350,000.

We also have engaged Bankmark to assist us in the preparation of our regulatory applications. Bankmark has assisted us in the preparation of our regulatory application, including preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the application, meeting with our Organizers and proposed Directors to discuss their respective roles and assisting them in completing their portions of the application and preparing the complete Interagency Charter and Federal Deposit Insurance Application that was filed with the regulatory agencies. Following the filing of the application, Bankmark has assisted us in providing responses to matters related to the application raised by, and requests for additional information made by, the regulatory agencies. Under our agreement with Bankmark, we have agreed to pay the firm a consulting fee of $85,000, which amount is in addition to the fees paid to Bankmark for the marketing and consulting services described in the immediately preceding paragraph.

We anticipate that we will receive approval as a bank in organization in the second quarter of 2006, but we do not anticipate the commencement of banking operations until the fourth quarter of 2006. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the conditions to regulatory approval imposed by the OCC and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve Bank of Kansas City for prior approval to become a bank holding company. In addition, the Bank will be engaged in such activities as the build-out of its banking offices, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software. We do not expect to receive final approval to open before the completion of the offering.

Plan of Operations

We intend to open for business from two locations. Our main office will be located in the Denver metropolitan area. We have executed a lease for the Bank’s main office to be located at 319 South Sheridan Boulevard in Lakewood, Colorado. It is expected that construction will begin in July 2006 and be completed by January 2007. The building will be approximately 6,200 square feet and is located at the intersection of West Alameda Avenue and South Sheridan Boulevard. This is a major intersection in the Denver metropolitan area with traffic counts of approximately 150,000 cars per day, thereby offering excellent visibility. The main office will have exterior signage posted in the marquee of the retail center in which it is located, as well as on the exterior of the building. The main office will target the small to mid-sized businesses, as well as local residents, in the Bank’s market area.

We also will lease and operate a branch office to be located at 5350 Leetsdale Drive, in Glendale, Colorado. The branch office will be housed in 1,423 square-feet of space in the garden level of an office building that is currently occupied by the Mexican Consulate. There is ample parking around the building. The branch facility will have visibility on the main floor in directories next to each of the two entrances, and we will have a sign outside of our office suite. It is also anticipated that we will construct a 24-hour walk-up ATM and install exterior monument signage. We believe the branch location will give us access to consumers within our market area, particularly those in the targeted Hispanic market, which is a subset of our target market on which we intend to focus.

Our aggregate commitment under the lease is set forth in the notes to the audited financial statements included in this prospectus. Solera National Bank expects to use approximately $600,000 of the proceeds of the offering to purchase furniture, fixtures and equipment and make leasehold improvements at the two locations. Management believes that these facilities will be adequate to meet the Bank’s initial needs. Solera National Bank expects to hire up to twenty-three full-time equivalent employees, including 11 officers and 12 staff employees, during its first year of operations. We do not expect that Solera National Bancorp will have any employees who are not also employees of the Bank.

The Company’s headquarters and the back office of Solera National Bank will be located at 5801 W. Alameda Ave., in Lakewood, Colorado. Organizational activities are being conducted from temporary space located at 924 West Colfax Avenue, Suite 301, Denver, Colorado 80204.

Solera National Bank will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable the Bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the OCC. See “Supervision and Regulation” beginning on page 58. Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the next three years or over the next 12-month period.

We have not fully developed the products and services that the Bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding the Bank’s proposed products and services, please see “Proposed Business - Business strategy” on page 27. For more information regarding our use of offering proceeds, please see “Use of Proceeds” beginning on page 19.

Financial Results

Through March 31, 2006, our net loss since inception was approximately $1,118,000. We expect to incur a net loss of approximately $1.7 million through the anticipated opening date of Solera National Bank, which is expected to occur during the fourth quarter of 2006. This loss is attributable to the organizational expenses described in the section titled “Use of Proceeds - Organizational expenses,” beginning on page 8. In addition, we expect to incur offering expenses in the amount of approximately $100,000. These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, marketing expenses related to the offering and other expenses directly attributable to the stock offering. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if we raise at least the minimum subscription amount and open the Bank, or will be expensed in the event that we do not.

Other Accounting Matters

In December 2004, the Financial Accounting Standards Board (FASB) published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

We elected to have FAS 123(R) effective as of December 31, 2005. Although the impact of this Statement on us will depend upon various factors, among them being our future compensation strategy, we expect the Statement to reduce our earnings compared to if the Statement were not in effect.

The Company will account for warrants that are issued under FAS 123(R) “Share Based Payment” for warrants issued to employees and EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services” for warrants issued to non-employees which provide guidance for determining the measurement date in such equity transactions and the determination of fair value. Under EITF 96-18, the measurement date is the earlier of (1) the date on which the counterparty is committed to perform and it is probable the counterparty will earn the equity instruments or (2) the date performance is completed. In the Company’s case, neither of the criteria has been met since the Organizer’s ability to perform is contingent on factors outside the Organizer’s control. Under FAS 123(R), the grant date of the warrants would equate to the measurement date of the warrants. Accordingly, the Company intends to determine the measurement date for the warrants when the above criteria have been met and the warrants have been granted to both employees and non-employees in conjunction with the opening of the Bank. When the Bank opens for business, the fair value of the warrants on the measurement date will be reflected in the Company’s statement of operations as a pre-opening expense.

Interest Rate Sensitivity and Liquidity

Since we have been in the organizational stage, we have no results of operations to present at this time. When Solera National Bank begins operations, net interest income, the Bank’s expected primary source of earnings, will fluctuate with significant interest rate movements. Our profitability will depend substantially on the Bank’s net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease the Bank’s net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While management intends to take measures to minimize the effect that changes in interest rates will have on the Bank’s net interest income and profitability, these measures may not be effective. To lessen the impact of these fluctuations, the Bank intends to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or “gap,” is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. The Bank generally will attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize its overall interest rate risk. Solera National Bank will regularly evaluate the balance sheet’s asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.

To effectively manage the balance sheet’s liability mix, management plans to focus on expanding the Bank’s deposit base and converting assets to cash as necessary. As the Bank continues to grow, management will continuously structure the Bank’s rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The Bank’s asset/liability management committee will meet regularly to develop a strategy for the upcoming period.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Solera National Bank can obtain these funds by converting assets to cash or by attracting new deposits. The Bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.

To date, our primary source of liquidity to meet current obligations has been direct cash advances from our Organizers and draws on a $1.8 million line of credit agreement with The Bankers Bank. As of March 31, 2006, we had cash on hand of approximately $56,000. We believe that the line of credit and the letter of credit will be adequate to enable us to meet the obligations that we expect to incur prior to the time that the Bank opens for business.

Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

PROPOSED BUSINESS

Background

Solera National Bancorp. We incorporated Solera National Bancorp as a Delaware corporation on January 12, 2006 to serve as a bank holding company for Solera National Bank. Solera National Bancorp is the resulting corporation of a merger with Patria Corporation, a Colorado corporation (formerly known as Abrazar Corporation). Initially, the Organizers considered their options of forming the Bank to be either a Colorado state bank or a national banking association. When the Organizers determined that the Bank would be a national banking association, they also determined that there were benefits to having a holding company that was a Delaware corporation. Accordingly, Solera National Bancorp was organized as a Delaware corporation, and Patria Corporation was merged into Solera National Bancorp. Initially, we will have no material business operations other than owning and managing the Bank.

As part of our organizational activities, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist the Bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the Bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the Bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See “Supervision and Regulation - Solera National Bancorp,” beginning on page 58.

Solera National Bank. On December 9, 2005, we filed an application with the OCC to organize as a national banking association and with the FDIC to obtain federal deposit insurance. Each of these applications is pending. In order to receive final approval of our applications and a license to begin business, we will be required to satisfy the conditions to the approval, which will likely include: (1) raising capital of at least $18.2 million within eighteen months from preliminary regulatory approval, and (2) implementing appropriate banking policies and procedures. We expect to receive all necessary final regulatory approvals and begin our banking operations during the fourth quarter of 2006.

Market Opportunities

Primary Service Areas. Solera National Bank’s primary service area will be the Denver metropolitan area. The Bank intends to serve this market from two locations. The Bank’s main office will be located at 319 S. Sheridan Boulevard in Lakewood, Colorado. According to information prepared by the Environmental Systems Research Institute, within a three mile radius of the Bank’s main office, there are approximately 5,200 businesses, 52,000 employees and 165,000 residents. The main office will target these small to mid-sized businesses, as well as local residents. This location offers us the ability to target both the entire community, which is the Bank’s primary focus, as well as the Hispanic demographic, given the high predominance of Hispanic households in the area (51.8% within three miles of the Bank’s main office).

The Bank will also have a full-service branch office at 5350 Leetsdale Drive, Glendale, Colorado. The Glendale branch will have more of a focus on retail customers because it is located in the office building that houses the Mexican Consulate. The Mexican Consulate services approximately 4,000 customers a month and issues approximately 75 Matricular Consular cards a day.

Our branch in Glendale, Colorado will be located in the garden level, directly below the main processing room of the Mexican Consulate. There will be adequate signage to direct visitors to the Solera National Bank branch. Many of these individuals also utilize services on the garden level adjacent to our branch which will result in increased visibility. Importantly, we anticipate executing an agreement, similar to the U.S. Bank agreement with the Mexican Consulate in St. Paul, Minnesota, whereby each week, bilingual bankers from Solera National Bank will staff tables in the Consulate processing room to provide information on our products and services. There will also be a permanent display of information on products and services offered by Solera National Bank. Finally, we expect to host quarterly financial education workshops on-site covering topics ranging from the basics of banking to investments and home ownership.

In addition, the Company has executed a lease at 5801 W. Alameda Ave. in Lakewood, Colorado to house the Company’s headquarters and the back office staff of Solera National Bank.

We believe that Solera National Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service areas. Management believes that the Denver metropolitan area has a solid economy and a stable population. This situation offers encouraging opportunities for new businesses, including financial service providers such as the Bank, that wish to serve this affluent and expanding market. We believe that the communities within and surrounding the Denver metropolitan area will enthusiastically welcome and support a new locally-owned and operated commercial bank. As a community bank, Solera National Bank will be designed to serve the needs of the residents, small- to medium-sized businesses and professionals within the Denver metropolitan area.

Local Economy. The Denver metropolitan area is undergoing positive economic change and is capitalizing on the opportunities associated with such change. As an independent community bank, Solera National Bank will be designed to serve the needs of residents, small- to medium-sized businesses, and professionals.

According to data compiled by the Metro Denver Economic Development Commission, per capita personal income in the Denver metro area has increased steadily in recent years. The per capita personal income for the Denver Metro area increased 3.3% from 2000 to 2003, rising from $38,279 to $39,560. During that same time period, the per capita personal income for the state of Colorado grew 3.5%, rising from $33,370 in 2000 to $34,561 in 2003. Also between 2000 and 2003, the United States per capita personal income increased 5.4%, with the per capita income rising from $29,847 in 2000 to $31,472 in 2003.

The Denver metropolitan area has experienced population growth averaging 2.1% per year from 1996 to 2005 and is expected to grow at a rate of 59% from 2000 to 2030, increasing from 2.1 million people in 2000 to 3.4 million in 2030. During the same time period, the overall United States population is expected to grow 29.2%. Total population in the seven-county Metro Denver region is expected to reach 2.65 million in 2006, a 1.5% increase over 2005.

In addition to population growth, the median price of an existing single-family home in the Denver metropolitan area was $247,100 in 2005, making the region the 36th most expensive housing market in the country, according to the National Association of Realtors. Denver home prices increased 4.4% from the fourth quarter of 2004 to the fourth quarter of 2005 compared to a national increase of 13.6%.

In addition to its focus on the Denver metropolitan area as its primary market, the Bank intends to target the Hispanic population as a secondary focus. In 2005, approximately 35% of the City and County of Denver’s residents were of Hispanic descent. It is important to the Bank’s success to target its entire market area, of which the Hispanic population is a significant portion. The Bank intends to attract the Hispanic population through its customer service and targeted marketing. The Bank will also offer services that will assist its entire banking market, including the Hispanic population, such as wire transfers and stored value cards.

Competition. The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. Solera National Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the Bank.

According to information disclosed on the FDIC’s website (www.fdic.gov), as of June 30, 2005, most of the deposits held in traditional banking institutions in our primary banking market are attributable to super-regional banks (serving several states) and branch offices of out-of-state banks. We believe that banks headquartered outside of our primary service areas often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe that Solera National Bank will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that the Bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services, and more responsive customer service.

Deposit Growth. As of June 30, 2005, deposits at financial institutions in the seven county Denver metropolitan area have increased by 29.7% over the past three years to $44.6 billion. The top six institutions are all headquartered out of state and accounted for 54% of the market share. Over the same period of time, the number of banking offices increased by 14%, demonstrating the opportunity the Denver metropolitan market represents. We believe that our Bank can compete effectively in the Denver metropolitan area by offering competitive products and services as well as providing more responsive customer service as a locally-owned community bank.

Business Strategy

Management Philosophy. Solera National Bank will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Its primary focus will be on local businesses, professionals and individuals to whom quality banking service is a critical, but lacking, element in their current banking relationships. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the Bank from its competitors. To this end, the Bank will endeavor to hire the most qualified and experienced people in the market who share the Bank’s commitment to customer service. We believe that this is an opportunity for a locally-owned and locally-managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, the Bank will implement the following operating and growth strategies. Lastly, we will focus on the local Hispanic population, who often are not currently affiliated with any banking institutions.

Operating Strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop the Bank’s image as a local bank with a community focus, Solera National Bank will employ the following operating strategies:

•
Experienced senior management. The Bank’s proposed senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in our primary service areas. For example, the proposed President and Chief Executive Officer, Mark Martinez, has over twenty-five years of banking experience. James Perez Foster, the proposed Chairman of the Board, has almost ten years of private wealth management experience. Ronald Montoya, the proposed Vice Chairman of the Board, has more than twelve years of advisory Director experience in banking. Robert Fenton, the proposed Executive Vice President, Chief Operating Officer and Chief Financial Officer has over twenty years of financial services experience. Robert Stewart, the proposed Executive Vice President and Chief Credit Officer has over twenty-five years of banking experience, including holding the Chief Executive Officer position at two community banks.

•
Quality employees. Solera National Bank will strive to hire highly trained and seasoned staff. The Bank plans to train its staff to answer questions about all of the Bank’s products and services so that the first employee the customer encounters can resolve any questions the customer may have. We also plan to hire primarily bilingual officers and staff to target diverse banking customers, including the Hispanic community.

•
Community-oriented board of Directors. All of the Bank’s proposed Directors are either experienced bankers or local business and community leaders. Most of its Directors are residents of our primary service areas, and most have significant business ties to the Bank’s primary service areas, enabling them to be sensitive and responsive to the needs of the community. Additionally, the board of Directors represents a wide variety of business experience and community involvement. We expect that the Directors will bring substantial business and banking contacts to Solera National Bank .

•
Well situated site. The main office, which will be located at 319 South Sheridan Boulevard in Lakewood, Colorado, will be in a highly visible location at a major traffic intersection. The Bank will also operate another full-service banking office at 5350 Leetsdale Drive, Glendale, Colorado in the same office building as the Mexican Consulate to capitalize on the high traffic from our target demographic. We believe that these sites will give the Bank a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area. We believe this will enhance the Bank’s image as a strong competitor.

•
Individual customer focus. Solera National Bank will focus on providing individual service and attention to our target customers, which include local businesses, professionals and individuals. As the employees, officers and Directors become familiar with the Bank’s customers on an individual basis, the Bank will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer. The Bank’s products and services will be delivered personally though two full-service offices and supported by effective technical and non-technical service delivery systems. Clients will enjoy the convenience of on-site visits by the Bank’s business relationship managers, a courier service for non-cash deposits, business consultation services, and tax return preparation. To make customers feel more comfortable, we will create residential-looking customer contact zones, as well as a cafecito that will serve coffee and pastries to customers.

•
Financial education and information resource center. Solera National Bank plans to serve as a financial and information center for the community, and will assemble and sponsor professionals to conduct seminars and workshops on a variety of subjects of interest to assist members of our community in developing or enhancing their personal and professional effectiveness. The Bank also plans to sponsor periodic luncheons that will bring clients and prospects of complimentary industries together to network and discuss common business interests. In addition, the Bank plans to offer seminars and programs on financial literacy to educate and empower the Hispanic market.

•
Officer and Director call program. We intend to implement an active officer call program through business relationship managers to promote our philosophy. The purpose of this call program will be to visit prospective customers and to describe our products, services and philosophy and attending various business and community functions. All of our proposed officers have extensive contacts in the Denver metropolitan market area alliance of local professionals. We also intend to form contacts with local professionals to whom and from whom banking services can be referred.

•
Marketing and advertising. The most significant marketing during the infancy of the Bank will be calls on contacts provided by the officers, Directors, Organizers, and shareholders of Solera National Bancorp. In addition, the Bank will engage an experienced local marketing firm, who will provide leadership, direction and guidance to the sales operation of the Bank. The Bank is considering several firms in this capacity, which will research, develop and implement strategies for profitably distributing the Bank’s loan and deposit products.

Growth Strategies. Because we believe that the growth and expansion of the Bank’s operations will be significant factors in our success, Solera National Bank plans to implement the following growth strategies:

•
Capitalize on community orientation. We plan to capitalize on the Bank’s position as an independent, locally-owned community bank to attract individuals, professionals and local business customers that may be underserved by larger banking institutions in our market area. As discussed previously, this will include tailoring services to the needs of the local community, particularly the Hispanic population.

•	Emphasize local decision-making. The Bank will emphasize local decision-making by experienced bankers. This will help the Bank attract local businesses and service-minded customers.

•
Attract experienced lending officers. Solera National Bank will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, the Bank will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

•
Offer fee-generating products and services. The Bank’s range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract its target customers and increase its market share. Solera National Bank will strive to offer the small business person, professional, entrepreneur, and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

•
Small Business Lending. The Bank will provide services and capabilities for small to medium sized business utilizing SBA-guaranteed long term financing for business acquisition, debt refinancing, working capital, real estate and equipment. We expect to hire a loan officer with extensive knowledge of small business lending that will enable the Bank to customize a loan program to provide adequate funding for the needs of these potential customers.

•
Loan Production Offices. The Bank may consider establishing loan production offices (LPO) within the first four years of operation. Any such LPO would likely be in adjacent market areas that complement the goals and objectives of Solera National Bank. The board would proceed with an LPO only when it would be considered safe, sound, and economically viable. The decision to open an LPO would be preceded by the appropriate due diligence and regulatory approval.

Lending Services

Lending Policy. The Bank will offer a full range of lending products, including commercial loans to small- to medium-sized businesses, professionals, and consumer loans to individuals. The Bank understands that it will be competing for these loans with competitors who are well established in its primary market area and have greater resources and lending limits. As a result, Solera National Bank may initially have to offer more flexible pricing and terms to attract borrowers. We feel a quick response to credit requests will provide the Bank a competitive advantage.

The Bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or the Bank’s loan committee will determine whether to approve the loan request. The Bank will not make any loans to any of its Directors or Executive Officers unless the board of Directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

Lending Limits. The Bank’s lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the Bank. In general, however, the Bank will be able to loan any one borrower a maximum amount equal to either:

•	15% of the Bank’s capital and surplus; or

•
25% of its capital and surplus and allowance for loan losses if the amount that exceeds 15% is secured by readily marketable collateral, as determined by reliable and continuously available price quotations.

These lending limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons.

Credit Risks. The principal economic risk associated with each category of loans that the Bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees. The well-established financial institutions in our primary service areas are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Some of the Bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real Estate Loans. Solera National Bank will make commercial real estate loans, construction and development loans and residential real estate loans. The following is a description of each of the major categories of real estate loans that the Bank expects to make and the anticipated risks associated with each class of loan.

•
Commercial real estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months. Solera National Bank will generally charge an origination fee for its services. The Bank generally will require personal guarantees from the principal owners of the property supported by a review by Bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. The Bank will limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

•
Construction and development loans. Solera National Bank will consider making owner-occupied construction loans with a pre-approved take-out loan. The Bank will also consider construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of twelve to eighteen months and interest is paid monthly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

•
Residential real estate. The Bank’s residential real estate loans will consist of residential second mortgage loans, home improvement loans and traditional mortgage lending for one-to-four family residences that conform with Fannie Mae and Freddie Mac guidelines. The Bank expects that any long-term fixed rate mortgages will be underwritten for resale to the secondary market. It will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with our appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. The Bank expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market. The Bank also intends to work with local housing authorities to develop loan assistance programs.

Commercial Loans. Solera National Bank expects that loans for commercial purposes in various lines of businesses will be one of the components of the Bank’s loan portfolio. The target commercial loan market will be retail establishments and small- to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower’s ability to service the loan from income. The Bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness. The Bank expects to make Small Business Association (SBA) loans and hopes to achieve “preferred lender” status to accelerate SBA loan processing.

Consumer Loans. Solera National Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 12 months. Repayment of consumer loans depends upon the borrower’s financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks and finance companies in the Bank’s market. Other consumer loans will include new and used vehicle loans.

Composition of Portfolio. The following table sets forth management’s estimate of the percentage composition of the Bank’s loan portfolio during its first three years of business.

Percentage
Commercial real estate	25%
Home equity	15%
Commercial	30%
Construction loan	10%
Residential real estate	10%
Consumer	10%
Total	100%

Investments

In addition to loans, Solera National Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other government agencies. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The asset-liability management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the Bank’s policy as set by its board of Directors.

Asset and Liability Management

The asset-liability management committee will oversee the Bank’s assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that the Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

Solera National Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, limited market accounts, a variety of certificates of deposit and individual retirement accounts. The Bank intends initially to leverage our initial shareholder base, which is expected to be comprised primarily of residents of the Bank’s primary service areas, into a source of core deposits. In addition, the Bank will implement an aggressive marketing program in its primary service areas and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank’s primary service areas. Solera National Bank plans to obtain these deposits through personal solicitation by its officers, Organizers and Directors, direct mail solicitations and advertisements published in the local media. The Bank is also exploring the idea of individual development accounts, which are restricted savings accounts designed to help people with few assets accumulate savings.

Other Banking Services

Other anticipated banking services include cashier’s checks, travelers’ checks, money orders, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, Internet banking, telephone banking, automated teller machine cards, debit cards, wire transfers, stored value cards, and tax preparation. The Bank plans to become associated with one or more nationwide networks of automated teller machines that its customers will be able to use throughout Colorado and other regions. The Bank also plans to offer credit card and merchant card services through a correspondent as an agent for the Bank. It also may offer expanded financial services, such as insurance, financial planning, investment and trust services; in each case, if offered, we would expect initially that the Bank would do so through strategic partners. The Bank does not plan to exercise trust powers and may do so in the future only with prior regulatory approval.

Employees

The Bank’s success will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense. We expect that Solera National Bank will begin operations with twenty-three full-time equivalent employees, including eleven officers and twelve staff members. We do not expect that Solera National Bancorp will have any employees who are not also employees of the Bank.

MANAGEMENT

General

Our bylaws provide that the board of Directors shall consist of not less than one, the exact number to be determined from time to time by the board. Initially only Robert Fenton and James Perez Foster served as the Directors of Solera National Bancorp. The board of Solera National Bancorp has since been increased to nineteen persons, with each of the persons set forth in the table included on page 3 serving as Directors. The current slate of Directors will hold office until the first annual meeting of our shareholders and until their respective successors are chosen and qualify. Thereafter, Directors will be elected each year at our annual meeting. Our Executive Officers are elected by our board of Directors and hold office at the board’s discretion.

The proposed bylaws of Solera National Bank provide that the board of Directors shall consist of not less than five nor more than twenty-five persons, the exact number to be determined from time to time by the board. The Bank’s initial board of Directors will be composed of nineteen persons. Each of the Directors of Solera National Bancorp is also a proposed Director of the Bank. Upon the approval of the OCC, each of the Bank’s proposed Directors will serve until the first annual meeting of the shareholders of the Bank and until their respective successors are chosen and qualify. Thereafter, Directors will be elected by Solera National Bancorp, as sole shareholder of the Bank. The Executive Officers of Solera National Bank are elected by the board of Directors of the Bank and hold office at the board’s discretion.

Background of Organizers, Directors and Executive Officers

The following is a biographical summary of each of the Organizers, Directors and Executive Officers of Solera National Bancorp and Solera National Bank:

Mark Martinez (Inside Director, President and CEO)

Mr. Martinez is a seasoned community banker, having worked in the Denver banking industry since 1977. Since March, 2004, he had CEO level responsibility for Colorado, a market located approximately 2,000 miles from the headquarters of the bank’s parent company, located in Raleigh, North Carolina. Mr. Martinez was responsible for the establishment and overall management of IronStone Bank operations in the state of Colorado, including retail, private banking, small business and commercial lines of business. In this position, Mr. Martinez served as a defacto President for IronStone Bank’s local operations and exercised considerable autonomy in decision making, growth development, policy and oversight of all functional areas and operations of the bank. While at Heritage Banks from June 2002 through March 2004, Mr. Martinez was responsible for the management of several divisions and functional areas of the organization including mortgage lending, investment services, human resources, community relations, marketing, training, and facilities. He was also responsible for the delivery of revenue enhancement and expense control initiatives to the retail side of the organization. He served as a member of the Executive Management Committee, which worked at the direction of the Board of Directors to implement policy and strategic planning. From January 2001 through June 2002, Mr. Martinez was Vice President with Merchants Mortgage & Trust Corporation. He was responsible for the management and delivery of commercial and residential lending services for this locally-owned and privately held residential and commercial mortgage company. At Key Bank, from 1995 to 2001, he was responsible for delivering a full range of credit, depository, cash management, investment, insurance, leasing and e-commerce products to Colorado entrepreneurs through a 45 bank delivery system. He managed a staff of 39 business banking specialists throughout the state. He was also a member of the District Senior Management Team charged with all aspects of sales, service and operations management for its Colorado banks. He was responsible for the management of all Key’s Community Banking operations in Colorado from April, 1996 through January, 1997, which was a 27 branch delivery system. In this role, he was responsible for sales, service and operations for the consumer, retail private banking and small business banking divisions representing 300 of Key’s 500 Colorado employees.

At Norwest from 1989 to 1995, he held several positions. In his last position, he was responsible for building a portfolio of Commercial Banking clients with an emphasis in energy and mineral related loan and deposit relationships. For several years, he served in the special assets division, working to resolve problematic loan portfolios of several of its local banks. Responsibilities also included serving as a member of the Corporate Loan Administration Committee. Earlier, he managed all lending related functions of one of its metro area banks, including commercial and consumer lending, special assets, loan operations and credit analysis. He chaired the bank loan committee and the business development committee and was the primary contact point for loan review and regulatory agencies. At Affiliated First Colorado Bank & Trust, from 1986 to 1989, he managed a commercial loan portfolio, handling all credit and depository needs of his clients. Mr. Martinez later joined a group of officers who formed a special assets division. Additionally, he managed the credit analysis function and served on the Bank Loan and Loan Administration Committees. In prior positions he managed the commercial and consumer lending and lending support functions of a Denver area community bank and was responsible for coordination of the bank’s business development function. He chaired the loan and delinquency committees and was involved in the general management, profit planning and budgeting processes of the bank. Prior to that, he managed a portfolio of professional clients and closely held businesses and chaired the business development committee and was a member of the loan and delinquency committees. He participated in the formal credit and management training program of the bank.

James Perez Foster (Organizer, Inside Director and Chairman)

Born and raised in New York City, Mr. Foster attended the Maxwell School of Citizenship and Public Affairs at Syracuse University and graduated with a B.A. in International Relations. He is a third-generation Hispanic American and comes from a family with a long tradition of social action and community advocacy. Since September 2003, Mr. Foster has been Head of Business Development for Technical Analyst, Dan Zanger, a Woodland Hills, CA-based Hedge Fund and financial advisory newsletter. He is involved in all strategic planning and growth initiatives with the primary objective of identifying and prioritizing staff, sales and marketing optimization. In November 2001, Mr. Foster became Executive Vice President of family-owned, Media Luna, Ltd., a multi-lingual publishing company specializing in Spanish-translation textbooks for the pharmaceutical and multi-media industries. In March 2000, Mr. Foster co-founded Nascent State, Inc., a media consulting company. He served as a Director, Chief Operating Officer and Vice President of Finance, overseeing a staff of 35 individuals in three U.S. cities. In his role as Chief Operating Officer and Vice President of Finance, he established and executed all operating policies, financial controls and departmental budget oversight. In 2000, gross revenue was $3.2 million. The firm worked closely with Fortune 500 clientele to establish and identify marketing initiatives and prioritization. From 1992 through 2000, Mr. Foster was a private money manager on Wall Street with American Express Financial Advisors, Merrill Lynch & Co.’s Private Client Group, and serving as a Vice President at Smith Barney, Inc. all of which are located in New York City. He managed $58 million in assets, specializing in portfolio management, asset-allocation financial planning and market analysis for Hispanic households and businesses and high-net-worth entertainment personalities. Mr. Foster lectured frequently to first-time investors, promoting financial literacy and empowerment opportunities. As a financial consultant with Merrill Lynch in New York City, he graduated from the Professional Development Program and won the Merrill Lynch Circle of Achievement Award (awarded to only one PDP candidate in the New York City, Merrill Lynch Region) for strength and quality of portfolio management. Mr. Foster formerly held Series 7 and Series 63 securities licenses and Life/Variable Annuities licenses. All were issued from the State of New York.

Robert Fenton (Organizer, Inside Director and COO / CFO)

Mr. Fenton brings more than 20 years of financial services industry experience. Mr. Fenton joined the bank project in January, 2005 as an Organizer and a full-time consultant in April 2005. Prior to this, he was the CFO of Visa Debit Processing Services (DPS), a division of Visa USA, and the largest processor of Visa transactions in the world. He served in that capacity from October 2002 through July 2004. Prior to joining Visa, Mr. Fenton was the CFO of E*TRADE Bank from January 2001 through October 2002. At the time, E*TRADE Bank was a $15 billion savings bank, the fifth largest OTS-regulated bank in the country. Before joining E*TRADE, Fenton held several leadership positions, domestically and internationally, during his 15 years with Citicorp/Citibank (now Citigroup). In his final role at Citi, Mr. Fenton was the CFO of the Travel and Business Strategic Business Unit, an operating unit of Citi Cards North America. The business unit managed approximately three million accounts and $10 billion in credit card receivables and was responsible for the Citibank AAdvantage card, the premier co-branded airline reward card in the industry.

Prior to his tenure at Citigroup, Fenton spent five years with PepsiCo in various finance roles, as well as two years at Price Waterhouse (now known as PricewaterhouseCoopers). Mr. Fenton is a CPA (inactive license) and has an MBA in Finance. He was a voting member of the Credit Committee of E*TRADE Bank and also served on the credit committee for Citibank in the DC metro area where monthly reviews were conducted of the commercial real estate portfolios and consumer lending portfolios. He has extensive experience preparing and reviewing financial statements. Mr. Fenton has extensive experience directing the business planning and annual budget process in his roles at Citibank, Visa and E*TRADE, where his responsibilities included establishing financial targets for departments, divisions, businesses and individual countries (at Citibank), and reviewing and approving annual budgets. The largest expense budget he has directly managed at a business level was approximately $250 million. While at Citibank in Brussels, Belgium, he was responsible for the annual and strategic planning process for all of Citibank’s European Consumer businesses covering 10 countries, approximately 500 branches and 7,500 employees. In his role as CFO for the Travel and Business Strategic Business unit within Citibank’s U.S. card business, he was involved in re-negotiating the co-brand contract with American Airlines and participating in the development and rollout of new products. As a board member of the Northland United Way Services in Kansas City, Missouri from 1998-2000, he participated in the annual fund raising campaign.

Ronald Montoya (Organizer, Director and Vice Chairman)

Ronald Montoya has been President & CEO of Plasticomm Industries, Inc. since the company was founded in 1990. A supplier, assembler and manufacturer of telecommunications products, cable and cable products, Plasticomm is based in Denver, Colorado. Plasticomm Industries was ranked #19 on the Inc. Magazine Inner City 100 list, placing for the third year running. Mr. Montoya is also owner of Innov8 Solutions USA and President & CEO of Plastic Supply Inc., in Albuquerque, New Mexico. He has also held the office of Director for the Office of Minority Business for the State of Colorado. Mr. Montoya holds a Bachelor of Arts degree from the University of Colorado, 1972, and Juris Doctorate from the University of Denver, 1977. Mr. Montoya is a dedicated member of several community boards, including service as a board member for National Jewish Hospital, Metro State College Foundation, St. Joseph’s Hospital Foundation, Denver Hotel Authority, Colorado Forum and many others. He has lived in the Denver community for 65 years. He has 12 years of experience sitting on Advisory Boards and was an advisory board member for 12 years for U.S. Bank. He served as the Chairman of the Board for the U.S. Hispanic Chamber of Commerce from 1996 to 1998, and as Executive Director of the Colorado Office of Minority Business from 1986 to 1990.

Robert Stewart (Inside Director, Executive Vice President and Chief Credit Officer)

Mr. Stewart is a seasoned veteran of banking with over 25 years of proven banking leadership and experience as a strong administrator, organizer and lender in both rural and metropolitan area banks. Mr. Stewart’s most recent experience has included executive positions in banks along the Front Range of Colorado, including WestStar Bank in Denver from April 2004 through March 2006 and Heritage Bank in Boulder from November 2000 through February 2004. His experience has included the Presidency/CEO positions of small to mid-size banks in Missouri and Arkansas, where he was also Senior Lender in charge of all lending functions as well as serving on the Board of Directors. Under his leadership, these banks experienced continued growth and profitability while maintaining high CAMEL ratings for the banks.

Mr. Stewart began his career with Commerce Trust Bank in Kansas City, MO where he was groomed through their officer training program and spent approximately 18 months in their credit department analyzing and processing corporate financials on behalf of the commercial loan officers of the Bank. He was later promoted to Assistant Vice President in the Correspondent Bank Division, traveling on behalf of the bank and calling on existing bank correspondent customers as well as prospective clients in Iowa, Nebraska and Oklahoma. This responsibility also included major corporations, i.e. Phillips Petroleum Co., Skelly Oil Company, First National Bank of Tulsa, to name a few.

Mr. Stewart was born and raised in Eagle Grove, Iowa. He attended high school at Walsh High School in Ottumwa, IA and graduated from Chariton High School in Chariton, IA. Mr. Stewart extended his education to St. Ambrose College in Davenport, IA and continued his pursuit of a B.A. degree in Business/Economics at the University of Iowa in Iowa City, IA, where he was also a member of the Delta Tau Delta social fraternity. He is also a graduate of the prestigious Stonier Graduate School of Banking at Rutgers University as well as the Wisconsin School of Banking in Madison, WI. He has formerly held a Series 7 license issued in the State of Colorado.

Norma Akers (Organizer and Director)

Norma Akers spent 25 years working for AT&T and Lucent in various business management, finance, information officer and diversity roles within the company. Her last position with Lucent Technologies was Director of Sales for the account management relationship for Qwest managing the Lucent Technologies Sales team. She retired from Lucent Technologies in 2001.

Ms. Akers came to the United States in 1977 after receiving her B.S. degree at the University in Tegucigalpa, Honduras in Accounting. Graduating with honors, Ms. Akers received the opportunity to earn her international Masters in Business Administration in the United States through financial aid provided by the Honduran investment corporation. In 1980, after studying the English language and two years of graduate school, Ms. Akers graduated from the University of Dallas, Braniff School of Management with an MBA in International Finance. While at Lucent, Ms. Akers mentored many inner city Hispanic high school children getting them financial support and aid in order to fulfill their dreams of going to college. Since retiring, Ms. Akers has spent time consulting in different capacities around the Denver metropolitan area. She has personally aided the state by providing translation services to the Colorado Department of Education. She has continued to support young Hispanic school children through continued mentoring and the Junior Achievement area program for inner city Denver.

Rob Alvarado (Organizer and Director)

Since March 2004, Mr. Alvarado has served as Executive Vice President and Legal Counsel at Palo Alto Inc., which owns and operates over 150 food franchises in Colorado, California, New Mexico and Virginia. Prior to that, he was an Associate with Brownstein Hyatt & Farber P.C. from December 2002 through March 2004. Before joining Brownstein Hyatt & Farber P.C., Mr. Alvarado was a Financial Analyst / Operations Consultant for Palo Alto, Inc. from May 2001 through December 2002. Mr. Alvarado received his law degree from the University of Denver, College of Law. In addition, he holds an MBA from the University of Denver, Daniels College of Business, and an undergraduate degree in hotel and restaurant management from Cornell University. He sits on the Board of Directors of Cordillera Asset Management as well as Urban Peak of Denver. Cordillera is a privately held investment firm with approximately $500 million in assets that focuses on small cap stocks and invests money on behalf of corporations, pensions and a few small investors. He has served on this board since 2000. His role is advisory in nature and he has assisted the company with quarterly financial reviews, marketing and personnel decisions. He also serves on the committee that oversees the Employee Stock Option Plan. Mr. Alvarado also spent a summer at Dean Witter in Denver, Colorado where he assisted brokers with the marketing of 401K plans to local school districts. He performed financial/valuation analysis including return on invested capital, discounted cash flows and company comparisons for potential investments. In addition, he performed research and helped to structure investment portfolios for high net worth clients. Mr. Alvarado has experience from the time spent as an associate at the law firm Brownstein Hyatt & Farber. During this time, he worked with the SEC while practicing corporate and securities laws. He gained additional experience while performing Public and Municipal Finance Transactions dealing with the issuance of debt instruments and other securities. He still performs work on many of these transactions in his role as special counsel with the law firm Kline, Alvarado, Veio. He has been involved with many local organizations and has been involved in fundraising for many causes. Some of these include: Urban Peak of Denver, Denver Art Museum, (Corporate Fundraising Committee), Cystic Fibrosis Annual Ski Challenge Fundraising Committee, Latino Outreach Committee, Corporate Co-Chair Annual Hunnington’s Disease Dinner, Hospice Mask Project (Young Professional’s Committee), and Painting a New World Corporate Fundraising Committee (Denver Art Museum). He is either currently or formerly involved with the following organizations in a fundraising capacity: Colorado, Denver Bar Associations, District of Columbia Bar Association, Cornell Hotel Society (Rocky Mountain Chapter), Colorado Hispanic Bar Association, and the University of Denver’s Executives in Real Estate Roundtable.

Maria Arias (Organizer & Director)

Maria Arias has served as Vice President of Law and Government Affairs for Adelphia Communications Corporation based in Denver, CO since March 2003. In this capacity, she is responsible for providing legal support on cable operations, franchising and local government affairs matters to Adelphia’s corporate and regional teams. Previously, Maria was the Vice President of Local Government Affairs for AT&T Broadband from February 2001 through November 2002. She was responsible for franchising and local government affairs matters for AT&T Broadband’s 14 major markets. Before joining AT&T Broadband, Maria held several positions with AT&T Corp. including, National ROW Coordinator-State and Local Government Affairs, Chief Regulatory Counsel for AT&T’s Western Region and Senior Counsel for AT&T’s Central Region. Prior to joining AT&T, Maria was an income partner with the national law firm McDermott, Will & Emery, in Chicago, IL, specializing in commercial litigation.

Maria received her Juris Doctorate from Northwestern University School of Law and her Bachelor of Arts degree from DePaul University. She is a member of the ABA and Women in Cable & Telecommunications (WICT). Maria serves on the Board of the Cherry Creek Schools Foundation in Denver. She has served on several other Boards in Denver including, the National Association of Multicultural Ethnicities in Communications (“NAMIC”); the Hispanic Chamber of Commerce and the Latin American Education Foundation. She also served on several Boards in Chicago. Maria was selected as a fellow for WICT’s National Betsy Magness Executive Leadership Program in 2005 and also received the Rocky Mountain WICT Chapter “Woman to Watch” Award.

Phil Champagne (Organizer and Director)

Phil Champagne has spent over 25 years with the Denver Fire Department in various roles. Since July 2003 he has been the Director of Media Relations and Community Services. The office which he leads is responsible for the development of strategies, and delivery of services in the marketing and positioning of the image of the Department. In a recent media poll of Governmental Agencies in relation to overall consumer satisfaction, the Denver Fire Department was reported at the very top of the list with an astounding 97% approval rating. Mr. Champagne is the owner and founder of Champagne & Associates, LLC-Metro Brokers, a real estate brokerage firm. Mr. Champagne has been a licensed real estate broker for 25 years. He has had a tremendous impact within the minority communities with his innovative give back rebate program called the 50/50 club, which is a financial assistance program empowering homeownership in certain segments of the community. The real estate practice involves sales, management, and development. Mr. Champagne is the former President, and current board member of the Denver Firefighters Protective Association (DFFPA) a non-profit organization. The organization provides retirement and death benefits for members. He was instrumental in a recent settlement that recovered an additional $40 million dollars in membership retirement benefits, correcting a long standing pension inequity. He currently is on the board of the Colorado Safe Haven for Newborns. Mr. Champagne has lived in the Denver community for over 50 years. He was a scholarship collegiate athlete as well as a Business/Marketing major at Regis College. After his collegiate career as an All-conference player ended, he went on to found the Mile Hi Conference, an adult amateur baseball league which was to be the model for the Men’s Senior Baseball League, a multi million dollar international enterprise. As an inner city youth baseball coach, he saw many of his players move into the professional ranks.

Anthony Costa (Organizer and Director)

Mr. Costa has been the Chairman and CEO of Empire State Bank, N.A. in Newburgh, New York since June 2004 and has spent over 35 years of distinguished community banking service within the Newburgh - New Paltz area. From January 2000 through June 2004, Mr. Costa served as President, Chief Executive Officer and stockholder of Atlantic States Financial, a risk management and assessment company and Atlantic States Mortgage Corp, a licensed mortgage banker. Prior to 1994, Mr. Costa served in various executive positions at First Inter-Bancorp, Inc. and its subsidiaries, including President and Chief Operating Officer of First Inter-Bancorp, Inc. and Mid-Hudson Savings Bank, a wholly-owned subsidiary of First Inter-Bancorp. Mr. Costa holds a Bachelors of Science degree in accounting. Mr. Costa currently serves and has served in the past on the Board of Directors of a number of community related and professional organizations, including the Mid-Hudson Family Health Institute; the People for People Fund, a community based non-for-profit company serving New York’s Orange and Ulster counties; and the Empire State Thrift Service Corporation. Mr. Costa also served as Chairman and as a board member of Benedictine Hospital in Kingston, New York.

Douglas Crichfield (Director Only)

Mr. Crichfield is the Principal and Owner for the Crichfield Group which provides business consulting for entrepreneurs with an emphasis on bank advisory work. He has worked in the bank’s proposed market for six years. Prior to forming the Crichfield Group in September 1999, he was a Director and EVP of CFX Corporation, Keene, New Hampshire (a bank holding company); and President, CEO & Trustee for the holding company’s principal subsidiary, CFX Bank. Additionally, he served as President, CEO and Director of Community Bankshares, Inc., (a bank holding company) and its wholly owned subsidiary Concord Savings Bank, Concord, NH for seven years. Previous bank positions included Treasurer and CFO of Community Bankshares, Inc; EVP and COO of Concord Savings Bank; Vice President, Corporate Finance for Bank of New England Corporation; and SVP, Treasurer and Trust Officer for Hancock Bank & Trust, Quincy, MA. Other positions for Hancock Bank & Trust included asset/liability and investment portfolio manager; economist, retail, auditing and controller responsibilities. He has extensive experience working with bank regulators as CEO during the banking crisis in New England in the early 1990’s. He has M&A and branch expansion work and long term finance experience and duties overseeing investor & shareholder relations involving SEC, credit rating agencies and accounting firm interactions. At Community Bankshares, he oversaw an extensive direct and indirect sales operation in the consumer credit and residential real estate areas and initiated a successful direct commercial and industrial business development effort. His fundraising experience includes chairing successful capital campaigns for such organizations as the Boy Scouts of America and the Capital Center for the Arts, Concord, New Hampshire. Mr. Crichfield has a Certificate from Harvard University Institute of Financial Management; a Certificate from the University of Illinois Graduate School of Bank Investments; and a B.A. and M.A. in Economics from Northeastern University.

Robert Gallegos (Organizer and Director)

Mr. Gallegos has served as the President & Chief Financial Officer of The Gallegos Corporation (TGC) since January 1996. TGC, headquartered in Vail, Colorado, is a leader in quality residential and commercial construction services and employs approximately 700 employees in ten states. TGC has offices in Vail, Aspen, Telluride, Denver, and Lake Tahoe. Prior to joining the family-owned business, Mr. Gallegos spent ten years with the Fund for Urban and Neighborhood Development. Mr. Gallegos was responsible for designing a process for citizen participation and community involvement in the decision-making process. Mr. Gallegos has been an active member in his community including service on the United Way’s annual grant allocation committee, member of the school board advisory committee, a Town Council Board member in Minturn, Colorado and the Planning Commission for Eagle County, Colorado, among others.

Steve Gutterman (Organizer and Director)

Mr. Gutterman is a partner and Managing Director of MBH Enterprises, Inc. MBH is a privately held holding company that acquires controlling interests and manages a diversified portfolio of operating companies. Currently, MBH owns and operates six platform companies, primarily in the energy and real estate services sectors, doing business throughout the United States. MBH provides active, hands-on leadership, strategic direction, financial and operational controls and balance sheet management for its portfolio companies. Prior to joining MBH in September 2005, Mr. Gutterman was Executive Vice President and Chief Operating Officer for E*TRADE Bank, a $30 billion federally chartered savings bank and a subsidiary of businesses, including a $16 billion deposit business, $5 billion direct-to-consumer mortgage and home equity businesses, the nation’s largest originator of luxury boat and recreational vehicle loans, a $2 billion credit card business and nationwide network of 15,000 automated teller machines. He held that position from November 2001 through September 2005. Mr. Gutterman was responsible for 2004 income of approximately $120 million and managed 900 employees in multiple locations. Mr. Gutterman joined E*TRADE Financial Corporation in February 2000 as the Head of Strategic Planning. He has an MBA in Finance from the Columbia Business School, a JD from Columbia Law School and a BA in Political Science from Tufts University.

Edward Jacksland (Director Only)

Mr. Jacksland is Chairman of the Board for Patriot Federal Bank in upstate New York, a new bank that opened for business on December 5, 2005. He served on the Board of Directors for Landmark Bank until its acquisition by Trustco Bank Corp. in 2001. During the time of Mr. Jacksland’s involvement, the bank grew from $8 million in deposits to $26.5 million. Since 1996, Mr. Jacksland has served as President of the Hearn Agency, Inc., an insurance agency based in upstate New York, where he has been employed since 1977. During the last 12 years, Mr. Jacksland has grown the agency from $300,000 in written premiums to over $5 million. Prior to joining the Hearn Agency, Inc., Mr. Jacksland was employed by the Continental Insurance Company as a commercial insurance underwriter. He is a graduate of Bishops University, Quebec, Canada where he earned a Bachelor of Science degree in economics. He served on the 2005 National Advisory Board for Peerless Insurance Company.

Dr. Christine Johnson (Organizer and Director)

Ms. Johnson has lived and worked in the proposed bank’s market area for 32 years. She was born in Mexico and became a naturalized citizen of the United States in 1992. She holds a B.S., M.A. and PhD in Education. Ms. Johnson is President of The Community College of Denver (CCD) and has held that position since March 2001. In this role, she leads a multi-campus, culturally and ethnically diverse institution in downtown Denver with a student body of 15,000. Prior to becoming the President of CCD, she was Vice President Educational Services for three years for the Colorado Community College and Occupational Education System in Denver. She was the Chief Academic Officer for the state system of community colleges, comprised of 13 community colleges where she had oversight for three district community colleges and four area vocational schools, serving more than 217,000 students annually. She provided leadership and direction for vocational and technical education programs at both high school and post-secondary levels in 150 school districts. For five years, she was the Director of Urban Initiatives for the Education Commission of the States in Denver where she provided policy development, analysis and implementation assistance to states on matters concerning accountability, standards and assessment, capital development, finance, governance, urban education and charter schools. She was the Executive Director of Littleton Public Schools, Littleton, CO for three years, leading efforts in the areas of curriculum, assessment and professional development, working with principals, teachers and other district units. She held Principal and Assistant Principal positions at Abraham Lincoln High School for 10 years. Ms. Johnson has substantial experience in fundraising as a college president and she currently raises approximately 40% of the $50 million budget. She has served on numerous public and civic boards and has been a member of numerous board committees, including executive committees. She has also been the Chairman of the Board of Colorado Commission of Higher Education, which controls all of the public colleges and universities in Colorado.

Marta Loachamin (Organizer Only)

Originally from Ecuador, Ms. Loachamin is currently a mortgage consultant with Home123. Prior to joining Home123 in May 2006, Marta was a mortgage consultant with First Horizon from October 2005 through May 2006 and mortgage consultant with Premier Mortgage Group, LLC from June 1999 through October 2005. Additionally, Ms. Loachamin has 12 years of banking experience. Prior to joining Premier in 1999, Ms. Loachamin spent 6 years with Colorado National Bank (now US Bancorp) and Norwest (now Wells Fargo) in consumer banking, servicing accounts for personal and commercial clients. Ms. Loachamin graduated with a BA in Ethnic Studies from CU Boulder in 1996 and attended graduate school at University of Phoenix, Denver in 2003 focusing on public speaking and secondary teaching. She is very active in her community and has served the monolingual, Spanish-speaking community as a focus of her mortgage business in the last several years. Her clientele ranges from Fort Collins to Pueblo. She is a residential lender in government and conventional financing. The spectrum of products and loan programs varies from first time buyers dealing with city, state and county down payment funds on deed restricted properties to minimal loan to value refinance. She deals with many investors on pricing, guideline verification and website access for automated underwriting systems such as Desktop underwriter and Loan Prospector. Her audit experience includes assisting in various roles for preparation for audits on ATM machines, bank processes, staff functions, cash vaults, safe deposit box procedures and FHA loan audits. Her responsibilities include searching for new business and developing relationships within a variety of community, business and real estate related industries. She currently serves as the Chair to the steering committee of The City of Longmont Multicultural Plan (LMP), member of the LMP Housing Task Force; member of the National Association of Hispanic Real Estate Professionals and an Ambassador of the Colorado Association of Hispanic Real Estate Professionals; member of the Loveland Berthoud Association of Realtors; member of Longmont Association of Realtors Affiliate Committee, serving on their education committee; a member of El Comite de Longmont and a co-chair of the Latino Action Council of Larimer County. El Comite de Longmont is a non-profit service agency that assists Spanish-speaking families with any issues they may require advocacy with employers who do not want to pay wages, immigrant processing, parent training and translation issues.

James Perea (Organizer Only)

Mr. Perea has lived in the Denver area for 40 years and since 1984, he owns and operates RAC Transport Company, Inc., a trucking, motor freight company. As President, he manages and directs the operations of the trucking company, including oversight of the sales operation. Mr. Perea is active in the community and serves on many civic and business groups as a Director and member. He is a member of the Adams County Economic Development Council, Denver Police Activities League, Colorado Accounting & Finance Council, American Trucking Association (National Accounting & Finance Council), Sociedad Protection Mutual de Trabajadores Unidos, Colorado Capital Initiatives, and Colorado Motor Carriers Association.

Jamie Propp (Organizer Only)

Jamie Propp is active in the entertainment, real estate and finance industries. In June 2001, he became the president and founder of New York City-based As Is Entertainment, Inc., which produces and finances music, film and Broadway musicals. Mr. Propp has overseen marketing for some of the largest names in music, including Britney Spears, N*Sync and The Backstreet Boys. Prior to founding As Is Entertainment, Inc., Mr. Propp was the Director for Internet Marketing for Echo Networks, Inc. Mr. Propp is also a Partner in The Propp Companies, his family’s real estate holding and development company. He is a venture capitalist who evaluates investment opportunities for groups of investors. His portfolio of investments includes technology, health, beauty, entertainment and communications. Mr. Propp’s business ventures require him to create marketing alliances and oversee the entire budget for a self-funded entertainment company. He was responsible for writing the company’s business plan, negotiated leases, purchased equipment, managed employees and interns, budgeted funds for project development, marketing and distribution. He also created and executed the company’s vision by discovering new talent and marketing products. Additionally, he negotiated licenses for intellectual property and artist contracts. He also sourced and created relationships with distributors in the mainstream and alternative markets. He is currently the President of the Hastings Condominium Association, Inc., which is a 13-story structure located in New York City that consists of 12 units. During his one-year tenure, he helped to incorporate the Board, is working to obtain a certificate of occupancy for the entire building by removing violations and arranging for necessary inspections. He has sourced and negotiated contracts with vendors from elevator maintenance to security.

Joel Rosenstein (Organizer and Director)

Mr. Rosenstein joined Senn Visciano Kirschenbaum P.C. in May 2004 and became a partner in January 2005. He currently practices commercial real estate, real estate finance, special district and general corporate law. Prior to joining Senn Visciano Kirschenbaum P.C., he was an attorney with Fischer Sweetbaum & Levin P.C. from June 2003 through May 2004. He began his law career in September 1997 as an Associate with Senn Lewis Visciano P.C. Mr. Rosenstein was raised in Rockville, Maryland and in 1993, he graduated from the University of North Carolina at Chapel Hill with a B.A. with distinction and highest honors in history. While there, he was also elected to Phi Beta Kappa. In 1997, he graduated from George Washington University National Law Center and was admitted to the Colorado Bar.

In the summer of 2005, Governor Bill Owens appointed Mr. Rosenstein to the Board of Directors of the Colorado Housing and Finance Authority. Outside of his growing law practice, Joel is forming, and substantially participates in, various real estate syndicates that invest in and lease properties located in Denver. Some of Joel’s recent past and present community and civic activities include being a board member or active participant in the College Access Network, Colorado Housing and Finance Authority, Denver Metro Chamber of Commerce (Emerging Issues Committee, Public Affairs Council, Legislative Policy Committee), Western Stock Show Association, Vice President of Coloradoans for Water Conservation and Development, Anti-Defamation League, Bridge Project (Denver University, School of Social Work), Alliance for Quality Teaching, Latin American Research and Service Agency, Citizens Committee on Facility Needs (Denver Public Schools), and Leadership Denver.

Basil Sabbah (Organizer and Director)

Mr. Sabbah is the CEO and owner of Sabbro, LLC, an engineering consulting company located in Denver, CO. The company provides engineering services to the United States government and other large contractors. Prior to forming Sabbro, LLC in January 2003, Mr. Sabbah worked from December 2001 through January 2003 as Director of Latin America Business Development for technology company Network Appliance. He also worked as Director of Business Development from June 1997 through December 2001 for Halliburton in Latin America. Mr. Sabbah has substantial experience in business development, fundraising, and government contracting. He is a member of the Denver Hispanic Chamber of Commerce and Hispanic Contractors. Mr. Sabbah holds a BA in Anthropology and BS in Physics from the University of California.

Stan Sena (Organizer and Director)

Mr. Sena is currently President & CEO of SNAP Staffing Services, a mid-sized staffing firm located in Denver focusing on administrative and light industrial temporary, temp-to-hire, and permanent placement. Mr. Sena is also President & CEO of Goodwin Personnel, a mid-sized staffing firm located in Denver focusing on placing temporary, temp-to-hire, and permanent placement within the healthcare and dental industry. He has held those positions from September 2002 until present. From January 2001 until December 2004, Mr. Sena was Managing Director of LNS Services Company, an international logistics consulting organization. Mr. Sena was previously Executive Vice President and COO of Americold Corporation, the leading third-party supplier of supply chain solutions in the consumer packaged goods industry. Americold, with 115 locations in North America, enjoyed sales of over $600 million and an employee base of over 6500. In his capacity with Americold, Mr. Sena was responsible for the growth of the organization-an LBO from Beatrice Companies-from 30 locations nationally and $65 million in sales to an international organization with over 100 locations and $600 million in sales. Mr. Sena has line experience managing the organizations operations as well as presiding as the company’s General Counsel and responsible for all the legal activity including divestitures and acquisitions. Mr. Sena has held senior corporate positions as General Counsel for a multi-state telecommunications company. Mr. Sena is a native of Denver; received his BA in 1974 from Metropolitan State College and his doctorate in Law in 1981 from the University of Denver. He has been an attorney for 25 years and continues to be active in the Colorado Bar Association, the Douglas County Bar Association, and the Colorado Hispanic Bar Association. Mr. Sena previously served on the Board of Directors of the American Frozen Food Association, The International Frozen Foods Association, and The International Association of Refrigerated Warehouses. Mr. Sena currently sits on the Boards of The Metropolitan State College Foundation as their Treasurer and a member of the Executive Committee, US Bank Advisory Board, The Hospice of Metro Denver as a member of their Finance Committee, The Colorado Staffing Association, The Rocky Mountain Minority Supplier Development Council, and The Center of Visual Arts.

Larry Trujillo (Organizer Only)

Denver Fire Chief, Larry Trujillo, has been a Denver Firefighter for the past 23 years. In addition, he has been a licensed real estate broker for 12 years. He owned and operated L&M Holdings, a lucrative business which invested in real estate and provided real estate services at reduced commissions to his clients until June 2002, when he was promoted to Assistant Fire Chief. In August 2003, Mr. Trujillo was appointed by Mayor John Hickenlooper to the position of Chief of the Department. Chief Trujillo is responsible for one of the largest fire departments in the country, which includes 914 Civil Service members and 42 Career Service employees. These responsibilities include overseeing an $85 million dollar budget. Prior to his position as Fire Chief, Mr. Trujillo served from March 2002 through August 2003 as Assistant Chief and Public Information Officer, representing the Denver Fire Department’s 930 firefighters. In addition, after 9/11, Mr. Trujillo assisted in raising over $2 million for the New York Firefighters Emergency Relief Fund. He continues to support the exemplary reputation of the Denver Fire Department through public education, media coverage, and community involvement. Mr. Trujillo was promoted to Captain in July 1996. Initially, he was transferred to Denver International Airport, and within two months achieved the rank of Red Lead, which is the Incident Commander for any major international airport. Mr. Trujillo is currently a member of the Mayor’s Diversity Advisory Committee, Citizen Survey Committee, and the Denver Firefighter Museum’s public education program for children. He is also a very active member of the Firefighters Incorporated for Racial Equality (F.I.R.E). His significant community contributions include being a board member in the following organizations: LAEF (Latin American Education Foundation), American Heart Association, La Clinica Tepeyac and La Escuela Tlatelolco, and the Mark Langvardt Memorial Tournament for Mount St. Vincent Home. Mr. Trujillo has represented the Denver Fire Department for Pope John Paul’s visit, and has participated in Y.M.C.A. youth athletics, helped with personal needs for senior citizens, and acted as Eucharist Minister for Guardian Angels Catholic Church. Mr. Trujillo attended the University of Northern Colorado and Metropolitan State College. He is bilingual, and has numerous certifications in Hazardous Materials, Dive and River Rescue, Conflict Resolution, and Risk Management, and has completed several leadership training courses.

K.C. Veio (Organizer and Director)

K.C. Veio is currently the Chairman of Kline Alvarado Veio, P.C., a Denver-based firm that focuses in the areas of public finance and business law. Prior to forming the firm in June 2004, Mr. Veio was a shareholder and Chair of the municipal and public finance group at Brownstein Hyatt & Farber. He was with the firm from January 2001 through June 2004. In 1999, Governor Bill Owens appointed Mr. Veio to the Board of Directors of the Colorado Educational and Cultural Facilities Authority, and in 2002, Denver Mayor John Hickenlooper appointed Veio to become a Commissioner of the Denver Public Library. Veio also serves as Vice Chair of the Corporate Development Committee for the Denver Art Museum and is a member of the Public Affairs Council of the Denver Metro Chamber of Commerce. Veio received his law degree from the University of Denver, College of Law, and his undergraduate degree in business from the University of Colorado. His professional work as an attorney involves the representation of many commercial lenders and financial institutions and affords him an in-depth understanding of the financial services industry. He has extensive experience in business development as a partner in a major law firm and currently as Chairman of his own law firm. He is extensively involved in fund raising for a number of charitable organizations

Board Committees

The boards of Directors of Solera National Bancorp and Solera National Bank have established audit, nominating and governance and executive committees comprised of members of the respective boards of Directors. The members of these committees will be the same for Solera National Bank as they are for Solera National Bancorp. The Bank also has established a loan committee, an asset/liability management committee, a personnel committee, and an educational and marketing committee. These committees are described below:

Audit Committee. The audit committee will monitor management, financial statements, internal and external audit reports, and staff compliance with board policies, laws and regulations. Because the committee will evaluate financial statements, audits, and compliance, its membership will be composed solely of outside Directors. To assist it in executing its functions, the committee will have access to its own outside counsel.

The audit committee will supervise the audit function directly to verify that auditors, internal and external, are independent of management and are objective in their findings. The committee will contract for outside audit services and/or will hire senior audit personnel, set compensation, review audit plans, and evaluate performance. The committee may meet with the outside auditors as necessary to review reports and discuss findings and will monitor management’s efforts to correct deficiencies described in an audit or a regulatory examination.

The audit committee will be a vehicle for communicating risk management concerns to the full board of Directors. The audit committee will seek to ensure that risk management evaluation functions are independent, because the objective is to evaluate management’s ability to manage risk within the policies established by the board of Directors. The audit committee will also be responsible for overseeing internal loan review and examination.

The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of the audit committee. Each of these mandates is discussed below:

•	Audit Committee Member Independence. Each member of an audit committee of a company listed on a national securities exchange must be a Director and must be otherwise independent.

•
Responsibilities Relating to Registered Public Accounting Firms. The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.

•
Procedures for Handling Complaints. The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

•	Authority to Engage Advisors. The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

•	Funding. We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

•	Whether we have at least one “Audit Committee Financial Expert” serving on our audit committee and the name of that expert;

•	Whether the audit committee financial expert is “Independent”; and

•	If we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

It is expected that the audit committee will consist of Steve Gutterman, Robert Gallegos, and Edward Jacksland. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit committee are Executive Officers or 10% shareholders. We expect that Steve Gutterman will chair the committee and will also serve as the “audit committee financial expert.” Mr. Gutterman satisfies the standards for independence established by the NASDAQ Stock Market, Inc.

Nominating/Governance Committee. The function of the Nomination and Governance Committee (the “Committee”) is to identify individuals qualified to become board members and to select, or to recommend that the Board of Directors select, the Director nominees for the next annual meeting of stockholders, to oversee the selection and composition of committees of the Board of Directors, to oversee management continuity planning processes and to develop and implement the Company’s Corporate Governance Guidelines.

The Committee shall consist of two or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” in accordance with the rules of the Nasdaq Stock Market and the SEC.

The members of the Committee shall be appointed by the Board of Directors and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

The Committee shall have the following duties and responsibilities:

•
Establish criteria for the selection of new Directors to serve on the Board of Directors, taking into account at a minimum all applicable laws, rules, regulations and listing standards, a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the Board of Directors.

•
Identify individuals believed to be qualified as candidates to serve on the Board of Directors of the Company and its subsidiaries and select, or recommend that a majority of independent members of the Board of Directors select, the candidates for all Directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting.

•	Review Director candidates submitted by shareholders in accordance with the policy set forth in the Company’s Amended and Restated Articles of Incorporation

•	Monitor the orientation and continuing education program for Directors.

•
Review the Board of Director’s committee structure and recommend to the Board of Directors to serve on the committees of the Board, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, and when appropriate, make recommendations regarding the removal of any member of any committee.

•	Recommend members of the Board of Directors to serve as the Chair of the committees of the Board of Directors.

•	Review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•
Oversee and approve the management continuity planning process. Annually review and evaluate the succession plans relating to the CEO and other Executive Officer positions and make recommendations to the Board of Directors with respect to the selection of individuals to occupy these positions.

•
Develop and recommend to the Board of Directors for its approval an annual self-evaluation process of the Board of Directors and its committees. Based on the results of the annual evaluation, as well as on any other matters the Committee shall deem relevant, the Committee shall make such recommendations to the Board of Directors regarding board processes and other items deemed appropriate to improve or ensure the effective functioning of the Board of Directors as the Committee shall from time to time deem advisable or appropriate.

•
Develop and recommend to the Board of Directors for its approval a set of Corporate Governance Guidelines. The Committee shall review the Guidelines on an annual basis, or more frequently if appropriate, and recommend changes as necessary.

•	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board of Directors deem appropriate.

It is expected that the committee will consist of Rob Alvarado, James Perez Foster, Ron Montoya, and K.C. Veio. We expect that Mr. Veio will chair the committee.

Executive Committee. The executive committee will meet as needed and, with certain exceptions, will generally have the same powers as the board of Directors in the management of our business affairs between board meetings. The board of Directors will, from time to time, charge the executive committee with specific responsibilities and tasks as it deems appropriate. The committee is not intended to act in place of the full board, but rather in a support role, and the executive committee will not have the authority to exercise all of the board’s powers; for example, the full board of Directors generally reserves the right to execute extraordinary contracts such as mergers and acquisitions. The committee will make recommendations to the board of Directors regarding matters important to our overall management and strategic operation. The initial members of the executive committee are expected to be Robert Fenton, James Perez Foster, Christine Johnson, Mark Martinez, Ronald Montoya, Joel Rosenstein and Basil Sabbah, with James Perez Foster serving as chair of the committee.

Loan Committee. The loan committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

•	establishing the loan approval system;

•	approving all loans in excess of a predetermined amount;

•	reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

•	engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;

•	reviewing and responding to all credit issues identified by way of regulatory examinations and outsourced credit review consultants;

•	establishing measurements for adequacy of the loan loss reserve; and

•	reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

It is expected that the initial members of the loan committee will be Robert Fenton, James Perez Foster, Mark Martinez, Joel Rosenstein, Stan Sena, and Robert Stewart, with Mark Martinez serving as chair of the committee.

Asset/Liability Management Committee. The principal responsibilities of this committee include:

•	overseeing the Bank’s actions relating to interest rate risk and liquidity risks;

•	reviewing management strategies for investment securities activities, deposit programs and lending initiatives;

•	evaluating the Bank’s liquidity position and considering the impact of anticipated changes in that position; and

•	approving trading strategies and reviewing positions in securities.

The asset/liability management committee will also be responsible for the Bank’s overall investment strategy and asset/liability and investment policy. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions. It is expected that the initial members of the asset/liability management committee will be Philip Champagne, Anthony Costa, Robert Fenton, James Perez Foster and Mark Martinez with Robert Fenton serving as chair of the committee.

Personnel Committee. The personnel committee will recommend to the board of Directors the salaries of executive personnel and Directors and the policies, terms and conditions of employment of all employees of the Bank. The committee will also assist senior management in identifying candidates for available positions and will coordinate efforts with legal counsel to create employee compensation plans, including the granting of stock options. When the Bank opens, the committee will be responsible for performance evaluations of senior management and for creating senior management compensation plans. The committee will also review and recommend employee benefit plans, as proposed by management, to the board of Directors. It is expected that the initial members of the committee will be Norma Akers, Doug Crichfield, James Perez Foster, and Basil Sabbah, with Basil Sabbah serving as chair of the committee. Mr. Foster will recuse himself and not vote on matters relating to his compensation.

Education and Marketing Committee. The educational and marketing committee will assist in the composition of the marketing plan with the management team and will also coordinate efforts with any third-party marketing consultants. The educational and marketing committee will assess the local banking market and provide assessments regarding products, services, and personnel. The educational and marketing committee will also be involved in evaluating and recommending partnerships with organizations to provide financial literacy programs. Lastly, the educational and marketing committee will help with community outreach and community development to ensure appropriate levels of publicity and exposure for Solera National Bank It is expected that the initial members of the committee will be Robert Fenton, James Perez Foster, Mark Martinez, and K.C. Veio, with James Perez Foster as chair.

Director Compensation

At this time, we do not expect Directors of Solera National Bancorp or Solera National Bank to receive any direct remuneration for serving as holding company or Bank Directors. We may compensate our Directors in the future, but have no current plans to do so at this time.

Organizer Warrants

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws made under a $1.8 million line of credit agreement with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before the Bank opens for business from additional cash advances made by our Organizers and draws under the line of credit or standby letter of credit underwritten by The Bankers Bank. Each Organizer will be providing a limited guarantee on amounts drawn under the line of credit and the letter of credit. We expect to incur a total of approximately $1.8 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 19. In the event that we do not open, our Organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit or letter of credit.

Accordingly, in recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 206,870 warrants to our Organizers. Each of our Organizers who are providing cash advances of $30,000 and a limited guarantee will receive warrants to purchase the lesser of 12,987 shares of our common stock or the number of shares actually subscribed for in the Offering. Basil Sabbah, who is providing a cash advance of $130,000 and a limited guarantee will receive warrants to purchase the lesser of 22,987 shares of our common stock or the number of shares actually subscribed for in the Offering. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business. Our Board of Directors has the discretion to increase the number of warrants issued to any Organizer if the organizational and pre-opening expenses increase, thus increasing the risk of loss of the Organizers.

Executive Compensation

Consulting Arrangements. We have entered into consulting agreements with Mark Martinez, Robert Fenton, James Perez Foster, and Robert Stewart providing for the payment of approximately $198,000, $123,000, $75,000, and $138,000, respectively, on an annual basis in connection with their activities in organizing the Bank. (Payments to Messrs. Fenton and Foster do not include deferred compensation which is payable the date the Bank opens for business). Each agreement terminates on the earlier of (i) September 1, 2006 (except for the agreements with Mark Martinez and Robert Stewart, which expire on June 30, 2006, but the Company expects to extend them through September 1, 2006); (ii) the date on which the Bank receives all regulatory approvals with respect to its charter application; (iii) the date the Company abandons the charter application; (iv) the date the Company terminates the consulting agreement for cause; or (v) the death or disability of the consultant. The consulting agreements also provide for reimbursement of reasonable business expenses, payments upon certain termination events under the consulting agreement, and for certain consultants, deferred compensation.

Messrs. Fenton, Foster, Martinez and Stewart have been providing independent advisory and consulting services for Solera National Bancorp in connection with its organizational activities and those of its proposed banking subsidiary, Solera National Bank These services have included assistance in preparing regulatory applications and obtaining regulatory approvals; directing site development activities, personnel matters and capital raising activities; negotiating contractual arrangements; and performing other tasks necessary or appropriate in connection with the organization of a de novo federally-chartered bank, at such times and in such a manner as reasonably requested by the Organizers.

Employment Agreements

Mark Martinez. Upon receipt of regulatory approval to operate as a bank in organization, Solera National Bank expects to enter into an employment agreement with Mark Martinez regarding his employment as President and Chief Executive Officer. The agreement will commence when the Bank opens for business and will continue in effect for a period of three years (with certain exceptions). The agreement will automatically renew for one-year terms at the completion of the initial three-year term.

Under the terms of the agreement, Mark Martinez will receive a base salary of $205,000 per year. Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s board of Directors and may be increased as a result of that review. Mark Martinez will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mark Martinez will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses. In addition, the Bank will provide Mark Martinez with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Martinez’s employment agreement also provides that we will grant him options to acquire 2.4% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement. The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Martinez.

In the event that Mr. Martinez is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Martinez would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Martinez’s employment is terminated for any reason other than for good cause, with the exception of substantially unsatisfactory job performance, within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the six months following termination. Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement. Upon disability or death, Mr. Martinez or his estate will be entitled to three months of Mr. Martinez’s base salary and the executive’s spouse shall receive COBRA to the maximum extent of the law.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Martinez’s employment.

Robert Fenton. Upon receipt of regulatory approval to operate as a bank in organization, Solera National Bank expects to enter into an employment agreement with Robert Fenton regarding his employment as Chief Operating Officer and Chief Financial Officer of the Bank. The agreement will commence when the Bank opens for business and will continue in effect for a period of three years (with certain exceptions). The agreement will automatically renew for one-year terms at the completion of the initial three-year term.

Under the terms of the agreement, Mr. Fenton will receive a base salary of $175,000 per year. Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s board of Directors and may be increased as a result of that review. Mr. Fenton will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Fenton will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses. In addition, the Bank will provide Mr. Fenton with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Fenton’s employment agreement also provides that we will grant him options to acquire 2.8% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement. The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Fenton.

In the event that Mr. Fenton is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Fenton would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Fenton’s employment is terminated for any reason other than for good cause, with the exception of substantially unsatisfactory job performance within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the six months following termination. Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement. Upon disability or death, Mr. Fenton or his estate will be entitled to three months of Mr. Fenton’s base salary and the executive’s spouse shall receive COBRA to the maximum extent of the law.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Fenton’s employment.

James Perez Foster. Upon receipt of regulatory approval to operate as a bank in organization, Solera National Bank expects to enter into an employment agreement with James Perez Foster regarding his employment as Chairman of the Bank. The agreement will commence when the Bank opens for business and will continue in effect for a period of three years (with certain exceptions). The agreement will automatically renew for one-year terms at the completion of the initial three-year term.

Under the terms of the agreement, Mr. Foster will receive a base salary of $130,000 per year. Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s board of Directors and may be increased as a result of that review. Mr. Foster will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Foster will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses. In addition, the Bank will provide Mr. Foster with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Foster’s employment agreement also provides that we will grant him options to acquire 3.2% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement. The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Foster.

In the event that Mr. Foster is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Foster would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Foster’s employment is terminated for any reason other than good cause, with the exception of substantially unsatisfactory job performance within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the six months following termination. Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement. Upon disability or death, Mr. Foster or his estate will be entitled to three months of Mr. Foster’s base salary and the executive’s spouse shall receive COBRA to the maximum extent of the law.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Foster’s employment.

Robert Stewart. Upon receipt of regulatory approval to operate as a bank in organization, Solera National Bank expects to enter into an employment agreement with Robert Stewart regarding his employment as Chief Credit Officer of the Bank. The agreement will commence when the Bank opens for business and will continue in effect for a period of three years (with certain exceptions). The agreement will automatically renew for one-year terms at the completion of the initial three-year term.

Under the terms of the agreement, Mr. Stewart will receive a base salary of $137,500 per year. Following the initial term of the agreement (with certain exceptions), the base salary will be reviewed by the Bank’s board of Directors and may be increased as a result of that review. Mr. Stewart will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Mr. Stewart will also receive other customary benefits such as health insurance for himself and his dependents, dental insurance, sick leave and vacation, membership fees to banking and professional organizations, use of a cell phone and laptop, and reimbursement of reasonable business expenses. In addition, the Bank will provide Mr. Stewart with term life insurance coverage of twice his annual salary for a term of at least one year.

Mr. Stewart’s employment agreement also provides that we will grant him options to acquire 1.5% of the shares of common stock issued in the initial public offering at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. It is expected that these options will be incentive stock options and would vest 25% on the first anniversary of the employment agreement, with the remainder of the options vesting ratably over the next 36 months of the employment agreement. The options will vest immediately upon a change in control of the Bank, as defined in the stock option agreement, or upon the death or disability of Mr. Stewart.

In the event that Mr. Stewart is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Stewart would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Stewart’s employment is terminated for any reason other than good cause, with the exception of substantially unsatisfactory job performance within the first twelve months of the agreement, the Bank will be obligated to pay as severance, an amount equal to his base salary had he remained employed for the six months following termination. Additionally, the agreement provides for severance of not less than 12 months if the Bank terminates the agreement for any reason other than for good cause after the first twelve months of the agreement. Upon disability or death, Mr. Stewart or his estate will be entitled to three months of Mr. Stewart’s base salary and the executive’s spouse shall receive COBRA to the maximum extent of the law.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Stewart’s employment.

Stock Incentive Plan

General. We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our Directors, Executive Officers and other individuals employed by, or performing services for, Solera National Bank or us. The purpose of the plan is to encourage employees and others providing services to us or any affiliate, including the Bank, to increase their efforts to make us more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

The plan will have a term of 10 years. The board of Directors will reserve a number of shares equal to twenty percent (20%) of the number of shares subscribed for in the Offering for issuance under our stock incentive plan. It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for us to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at the first annual shareholders’ meeting.

Messrs. Martinez, Fenton, Foster, and Stewart will be issued stock options under the plan in connection with their respective employment agreements or arrangements. It is expected that these options will be incentive stock options. See “Management - Executive compensation - Employment agreements,” above.

Options will also be granted to each outside Director. Each outside Director will receive 5,000 nonqualified stock options in exchange for the expertise imparted and the time expended by each. Mr. Montoya will receive 7,000 nonqualified stock options for services to be rendered as Vice Chairman. The remainder of the options under the stock incentive plan would be available for issuance at the discretion of our board of Directors.

Administration. The plan will be administered initially by the full board of Directors, although the administration may, in the future, be delegated to a committee of the full board. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement that will reflect the terms of the option.

Option Terms. The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six months prior to the date of exercise.

The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant’s employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

Termination of Options. The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder’s termination of employment or other status with us, upon a specified date or upon the holder’s death or disability. A stock option agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that Solera National Bank’s primary federal regulator may require holders of stock options to exercise or forfeit such options if the Bank’s capital falls below minimum requirements.

Recapitalizations and Reorganizations. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

Amendment and Termination of the Plan. The board of Directors has the authority to amend or terminate the plan. The board of Directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board’s action may not adversely affect the rights of a holder of a stock option without the holder’s consent.

Federal Income Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

•
Incentive stock options. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

•
Non-qualified stock options. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

Security Ownership of Management

The table below sets forth the following information for each of our Organizers, Directors and Executive Officers:

•  his or her age as of March 31, 2006;

•	the number of shares of common stock he or she expects to purchase in the offering;

•	the number of shares of common stock he or she expects to own beneficially upon completion of the offering; and

•	the percentage that the number of shares beneficially owned bears to the minimum and maximum number of shares to be sold in the offering.

The number of shares indicated in the table as beneficially owned, and the percentage ownership information, is based on “beneficial ownership” concepts as defined by the federal securities laws. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, this table reflects Organizer warrants and shareholder warrants, which will be exercisable upon issuance. The table does not reflect employee stock options that may be granted to a particular Executive Officer because employee stock options will not vest, in any part, prior to one year following the date the Bank opens for business. The addresses of each of our Organizers, Directors and Executive Officers is the same as our address.

Name (Age)	Number of shares subscribed for	Number of shares beneficially owned	Percentage of minimum offering(9)	Percentage of maximum offering(10)
James Perez Foster (35)	15,000(12)	30,987 (1)(2)(5)	1.54%	1.28%
Mark Martinez (45)	2,000(12)	2,400 (2)(6)	0.12%	0.10%
Ronald Montoya (65)	15,000(11)	30,987(1)(2)(4)	1.54%	1.28%
Robert Fenton (48)	15,000(11)	30,987 (1)(2)(7)	1.54%	1.28%
Robert Stewart (64)	2,500(11)	3,000 (2)(8)	0.15%	0.12%
Norma Akers (52)	10,000	22,000 (1)(2)(3)	1.09%	0.91%
Rob Alvarado (29)	12,500(13)	27,500 (1)(2)(3)	1.36%	1.14%
Maris Arias (44)	2,000(14)	4,400 (1)(2)(3)	0.22%	0.18%
Philip Champagne (51)	15,000(11)(12)	30,987(1)(2)(3)	1.54%	1.28%
Anthony Costa (65)	5,000(11)	11,000 (1)(2)(3)	0.55%	0.46%
Douglas Crichfield (62)	2,500	3,000 (2)(3)	0.15%	0.12%
Robert Gallegos (58)	15,000(14)	30,987 (1)(2)(3)	1.54%	1.28%
Steve Gutterman (36)	3,000	6,600 (1)(2)(3)	0.33%	0.27%
Edward Jacksland (53)	500	600 (2)(3)	0.03%	0.02%

Name (Age)	Number of shares subscribed for	Number of shares beneficially owned	Percentage of minimum offering(9)	Percentage of maximum offering(10)
Christine Johnson (53)	10,000(11)	22,000 (1)(2)(3)	1.09%	0.91%
Marta Loachamin (31)	7,000(12)	15,400 (1)(2)	0.77%	0.64%
Jamie Propp (36)	15,000	30,987 (1)(2)	1.54%	1.28%
James Perea (60)	15,000(11)	30,987 (1)(2)	1.54%	1.28%
Joel Rosenstein (34)	7,500	16,500 (1)(2)(3)	0.82%	0.68%
Basil Sabbah (37)	25,000	52,987 (1)(2)(3)	2.61%	2.18%
Stan Sena (57)	15,000(12)	30,987 (1)(2)(3)	1.54%	1.28%
Larry Trujillo (45)	10,000(12)	22,000 (1)(2)	1.09%	0.91%
K.C. Veio (39)	15,000(12)	30,987 (1)(2)(3)	1.54%	1.28%
All Organizers, Directors and Executive Officers, as a group (23 persons)	234,500	488,270	21.66%	18.40%

Notes to beneficial ownership table
(1)
Includes Organizer warrants to acquire the lesser of 12,987 shares of common stock or the amount purchased in the offering per Organizer, with the exception of Basil Sabbah who will receive 22,987 Organizer warrants.

(2)	Includes shareholder warrants to acquire one share for each five shares purchased in the offering.
(3)	Does not include 5,000 options for their services as outside Directors.
(4)	Does not include 7,000 options for his service as Vice Chairman.
(5)
Does not include options to purchase shares representing 3.2% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we open for business.

(6)
Does not include options to purchase shares representing 2.4% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we open for business.

(7)
Does not include options to purchase shares representing 2.8% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we open for business.

(8)
Does not include options to purchase shares representing 1.5% of the offering because such options will not be immediately exercisable, but instead, will vest over four years, beginning from the date we open for business.

(9)	Based on 2,000,000 shares of stock outstanding, plus the Organizer and shareholder warrants beneficially held by the person or group, as applicable.
(10)	Based on 2,400,000 shares of stock outstanding, plus the Organizer and shareholder warrants beneficially held by the person or group, as applicable.
(11)	It is expected that the organizer will purchase the shares jointly with his or her spouse.
(12)	It is expected that the organizer will purchase the shares through an IRA over which he or she has beneficial ownership.
(13)	It is expected that the organizer will purchase the shares through an entity in which he or she is a beneficial owner.
(14)	It is expected that the organizer will purchase the shares through trust over which he or she has beneficial ownership.

RELATED PARTY TRANSACTIONS

We expect to enter into banking and other business transactions in the ordinary course of business with our Directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. Similarly, it is possible that we will enter into transactions in the ordinary course of business with the unitary thrift holding company, or its subsidiary thrift, that has expressed an interest in investing in our common stock. If these transactions occur, each transaction will be on the following terms:

•
In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	In the case of all related party transactions, each transaction will be approved by a majority of the Directors, including a majority of the Directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the Directors and Organizers indicated:

•
Organizational expenses. Our operations to date have been funded through advances made by each of our Organizers. In the event that the Bank opens for business, we also intend to issue warrants to our Organizers for the amounts placed “at risk” as a result of the direct cash advances or as a result of the limited guarantees of the pre-opening line of credit.

•
Consulting agreements. We have entered into consulting agreements with Mark Martinez, Robert Fenton, James Perez Foster, and Robert Stewart. Each are proposed Executive Officers and Directors of the Bank. The agreements are discussed more fully in the section titled “Management - Executive compensation - Consulting agreements,” beginning on page 47.

•
Lease. The temporary office space used during the organizational process is leased from Optimum Management Systems, LLC (OMS). OMS leases from the Hispanic Heritage Center, LLC, in which Ron Alvarado has a small ownership interest. In deciding to enter into this lease, the Organizers received quotes from two other temporary executive office lessors, and OMS was the most cost-effective.

•
Recruiting agreement. An executive recruiting agreement with Chandler & Associates was executed by the Organizers in the search for the Bank’s President and CEO. At the time of entering into this agreement, Christopher A. Chandler, a principal and Chandler & Associates was an Organizer and proposed Director. Mr. Chandler subsequently resigned as an Organizer for personal reasons.

•
Temporary staffing services. We are utilizing SNAP! Sraffing Services for payroll administration of temporary staff engaged during the organization stage. The company is owned by Mr. Stan Sena, an organizer and proposed director.

•
Legal Services. We have engaged Senn Visciano Kirschenbaum P.C. for legal services associated with leases for our main banking office and corporate offices. Mr. Joel Rosenstein, an organizer and proposed director, is a partner with the firm.

Our board of Directors believes that each of the above-described transactions is on terms no less favorable than could have been obtained from an unrelated third party.

DESCRIPTION OF COMMON STOCK

The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Delaware General Corporation Law and our certificate of incorporation and bylaws.

General

Our certificate of incorporation authorizes our board of Directors, without shareholder approval, to issue up to 4,000,000 shares of common stock, of which at least 2,000,000 shares will be issued in this offering. In addition, we have reserved a number of shares equal to twenty percent (20%) of the number of shares subscribed for in the Offering for issuance under our stock incentive plan. Similarly, a number of shares equal to the number of Organizer and initial shareholder warrants will be reserved for issuance upon the exercise of warrants to be granted to our Organizers and initial shareholders after we open for business. We expect to issue 206,870 Organizer warrants when we open for business, and we will also issue to each initial shareholder warrants allowing an initial shareholder to purchase one share of common stock for every five shares that he or she purchases in the offering.

All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of Directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock registered in the offering as described in this prospectus will be validly issued, fully paid and non-assessable.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our Organizers and from draws made under a $1.8 million line of credit agreement with The Bankers Bank. In addition, we have entered into a standby letter of credit agreement in the amount of $97,500. We intend to fund any additional organizational and other pre-opening expenses incurred before the Bank opens for business from additional cash advances made by our Organizers and draws under the line of credit and the letter of credit underwritten by The Bankers Bank. All Organizers will be providing a limited guarantee on amounts drawn under the line of credit and letter of credit. We expect to incur a total of approximately $1.8 million in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 19. In the event that we do not open, our Organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit.

We recognize that our Organizers have played, and will continue to play, a critical role in the organizational process. They have imparted considerable expertise and have expended, and expect to expend, time in the organizational process. They have also undertaken substantial financial risks in the Bank’s organization. We intend to grant an aggregate of 206,870 warrants to our Organizers. Each of our Organizers who is contributing his time and expertise and providing a limited guarantee will receive warrants to purchase the lesser of 12,987 shares of our common stock or the amount of stock which they purchase in the offering. Basil Sabbah, who is providing a cash advance of $130,000 and a limited guarantee will receive warrants to purchase the lesser of 22,987 shares of our common stock or the number of shares actually subscribed for in the Offering. These warrants will be transferable and exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the Bank opens for business. Although we have not made any representation to our Organizers, we intend for these warrants to have the same tax treatment as any other security we issue.

In addition to the Organizer warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Solera National Bancorp from inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in this offering, he will receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants will vest on the date the Bank opens for business and will expire three years later. Initial shareholder warrants are transferable and exercisable at a price of $12.50 per share.

Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If the Bank’s capital falls below the minimum level required by the OCC, we may be directed to require the holders to exercise or forfeit their warrants.

Dividends

Because, as a holding company, we will initially conduct no material activities other than holding the common stock of Solera National Bank, our ability to pay dividends will depend on the receipt of dividends from the Bank. Initially, we expect that the Bank will retain all of its earnings to support its operations and to expand its business. Additionally, Solera National Bancorp and Solera National Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither Solera National Bancorp nor Solera National Bank has any plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of Solera National Bancorp and Solera National Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our respective boards of Directors consider relevant. See “Supervision and Regulation” beginning on page 58 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected Provisions of Our Certificate of Incorporation and Bylaws

Protective Provisions. Certain provisions of our certificate of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions include:

•	the availability of authorized but unissued shares for issuance from time to time at the discretion of our board of Directors;

•
bylaw provisions enabling our board of Directors to increase, between annual meetings, the number of persons serving as Directors and to fill the vacancies created as a result of the increase by a majority vote of the Directors present at the meeting;

•
bylaw provisions establishing an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as Directors, other than by or at the direction of the board of Directors; and

•
bylaw provisions allowing the Board of Directors or the President of the Bank to call special meetings of shareholders of the Bank. A special meeting of shareholders may be called by the shareholders, provided that shareholders representing at least twenty-five percent (25%) of all of the votes entitled to be cast join in the request.

Although our bylaws do not give our board of Directors any power to approve or disapprove shareholder nominations for the election of Directors or proposals for action, they may have the effect of precluding a contest for the election of Directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Indemnification. Our certificate of incorporation provides generally that we shall indemnify and hold harmless each of our Directors and Executive Officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability. Our certificate of incorporation limits the personal liability of our Directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a Director’s or officer’s acts or omissions while acting in a capacity as a Director or officer, with certain exceptions. Consistent with the Delaware General Corporation Law, as amended, our certificate of incorporation does not limit the personal liability of our Directors and officers in connection with:

•	the breach of the Director’s duty of loyalty to the corporation or its shareholders;

•	any act or omission not in good faith or which involves intentional misconduct or knowing violation of law; or

•	any transaction from which the Director derives an improper personal benefit.

Our certificate of incorporation also contains a provision that, in the event that Delaware law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of Directors or eliminating or limiting the personal liability of officers, the liability of a Director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law. Our certificate of incorporation does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Shares Eligible for Future Sale

Upon completion of the offering, we will have between 2,000,000 and 2,400,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except our “affiliates” must comply with the resale limitations of Rule 144 under the Securities Act. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, Solera National Bancorp. Affiliates of a company generally include its directors, executive officers and principal shareholders.

In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the outstanding shares of common stock; or

•	the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about us. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Solera National Bancorp and Solera National Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the OCC, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to Solera National Bancorp and Solera National Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds, the Bank’s depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Solera National Bancorp

General. Upon our acquisition of all of the capital stock of Solera National Bank following receipt of Federal Reserve approval, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the “Bank Holding Company Act of 1956, as amended” (Bank Holding Company Act). The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the Bank and commit resources to support the Bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the Bank if it becomes undercapitalized for purposes of banking regulations.

Certain Acquisitions. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Delaware may purchase a bank located outside of Delaware. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Delaware may purchase a bank located inside Delaware. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

Change in Bank Control. Subject to various exceptions, the Bank Holding Company Act and the “Change in Bank Control Act of 1978,” together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to Solera National Bancorp, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

Permitted Activities. Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

•	providing financial, investment or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, Solera National Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.

Sound Banking Practice. Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve’s Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank’s soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

The “Financial Institutions Reform, Recovery and Enforcement Act of 1989” (FIRREA) expanded the Federal Reserve’s authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

Anti-tying Restrictions. Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Dividends. Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, a bank holding company, generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the Bank maintain an adequate level of capital as described below. As a Delaware corporation, we are restricted under the Delaware General Corporation Law from paying dividends under certain conditions. Please see the section titled “Description of Common Stock - Dividends” beginning on page 56 for further information regarding the laws and regulations affecting our ability to pay dividends.

Solera National Bank

On December 9, 2005, the Organizers of Solera National Bank filed an application with the OCC to organize a national banking association and with the FDIC for federal deposit insurance. Each of these applications is pending. While approval is not assured, we have no reason to believe that those approvals will not be forthcoming. We expect that the Bank will receive approval as a bank in organization during the second quarter of 2006, but that these approvals will be subject to certain conditions including, among others, that we raise not less than $18.2 million in capital within eighteen months following preliminary approval. In addition, the Bank expects to be required to develop and submit all of its operating policies and procedures for the review of the OCC, including those related to Bank Secrecy Act compliance, Privacy of Consumer Financial Information and Fair Lending. The approvals may also contain other conditions that must be satisfied prior to the time that the Bank opens.

Upon the approval of the OCC and FDIC to organize as a national bank, Solera National Bank will be subject to the supervision, examination and reporting requirements of the National Bank Act and the regulations of the OCC. The OCC will regularly examine the Bank’s operations and will have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. The OCC will also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Solera National Bank will also be subject to numerous state and federal statutes and regulations that affect its business, activities and operations. The Bank’s deposits will be insured by the FDIC to the maximum extent provided by law.

Branching and Interstate Banking. National banks are required by the National Bank Act to adhere to branching laws applicable to state banks in the states in which they are located. Under current Colorado law, banks are permitted to establish branch offices throughout Colorado with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in Colorado. Finally, banks generally may branch across state lines by merging with banks or by purchasing a branch of another bank in other states if allowed by the applicable states’ laws. If the resulting bank is a Colorado state bank, the merger is subject to Colorado state law. If the resulting bank is an out-of-state bank, the merger will be subject to the laws of that state. Colorado law, with limited exceptions, currently permits branching across state lines through interstate mergers if the bank located in Colorado has been in existence for at least five years. Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Colorado law currently does not permit de novo branching into the state of Colorado.

Deposit Insurance Assessments. Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. The Bank’s deposit insurance assessments may increase or decrease depending on the risk assessment classification to which we are assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the Bank’s earnings.

Expanded Financial Activities. The “Gramm-Leach-Bliley Financial Services Modernization Act of 1999,” expands the types of activities in which a holding company or national bank may engage. Subject to various limitations, the act generally permits holding companies to elect to become financial holding companies and, along with national banks, conduct certain expanded financial activities related to insurance and securities, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency activities; merchant banking activities; and activities that the Board of Governors of the Federal Reserve has determined to be closely related to banking. The Gramm-Leach-Bliley Act also provides that state-chartered banks meeting the above requirements may own or invest in “financial subsidiaries” to conduct activities that are financial in nature, with the exception of insurance underwriting and merchant banking, although five years after enactment, regulators will be permitted to consider allowing financial subsidiaries to engage in merchant banking. Banks with financial subsidiaries must establish certain firewalls and safety and soundness controls, and must deduct their equity investment in such subsidiaries from their equity capital calculations. Expanded financial activities of financial holding companies and banks will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on us. Because the Bank’s aggregate assets upon organization will be less than $250 million, under the Gramm-Leach-Bliley Act, it will be subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if its rating is less than satisfactory. Additionally, the Bank must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations. Interest and other charges collected or contracted for by the Bank will be subject to state usury laws and federal laws concerning interest rates. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal “Truth-In-Lending Act,” governing disclosures of credit terms to consumer borrowers;

•
the “Home Mortgage Disclosure Act of 1975,” requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the “Equal Credit Opportunity Act,” prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the “Fair Credit Reporting Act of 1978,” governing the use and provision of information to credit reporting agencies;

•	the “Fair Debt Collection Act,” governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Solera National Bank will be subject to:

•
the “Right to Financial Privacy Act,” which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•
the “Electronic Funds Transfer Act” and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Dividends. Solera National Bank is required by federal law to obtain prior approval of the OCC for payments of dividends if the total of all dividends declared by its board of Directors in any year will exceed its net profits earned during the current year combined with its retained net profits of the immediately preceding two years, less any required transfers to surplus. In addition, Solera National Bank will be unable to pay dividends unless and until it has positive retained earnings. As previously discussed, we expect to commence operations with an accumulated deficit of approximately $1.7 million. Accordingly, we will be unable to pay dividends until the accumulated deficit is eliminated.

In addition, under the Federal Deposit Insurance Corporation Improvement Act, Solera National Bank may not pay any dividend if the payment of the dividend would cause the Bank to become undercapitalized or in the event the Bank is “undercapitalized.” The OCC may further restrict the payment of dividends by requiring that a financial institution maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the OCC, Solera National Bank is engaged in an unsound practice (which could include the payment of dividends), the OCC may require, generally after notice and hearing, that Solera National Bank cease such practice. The OCC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the OCC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Check Clearing for the 21st Century Act. On October 28, 2003, President Bush signed into law the “Check Clearing for the 21st Century Act,” also known as “Check 21.” The new law, which became effective on October 28, 2004, gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•	legalizing substitutions for and replacements of paper checks without agreement from consumers;

•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•
requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

We expect that this legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

Capital Adequacy. The Federal Reserve monitors the capital adequacy of bank holding companies, such as Solera National Bancorp, and the OCC will monitor the capital adequacy of Solera National Bank The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to safety and soundness. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $500 million or more and, generally, on a bank-only basis for bank holding companies with less than $500 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $500 million in consolidated assets is expected to be “well-capitalized.”

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and their holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letter of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, preferred stock (other than that which is included in Tier 1 Capital), and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $500 million or more. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies with assets of $500 million or more generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve and the FDIC recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies’ determination of a banking institution’s capital adequacy.

Bank holding companies with assets under $500 million are exempt from the capital adequacy guidelines if they meet certain qualitative requirements. However, a bank holding company does not qualify for the exemption if it, or its nonbanking subsidiary, as applicable, (i) is engaged in significant nonbanking activities, (ii) conducts significant off-balance sheet activities, or (iii) has a material amount of registered debt or equity securities (other than trust preferred securities. Certain transition rules apply to trust preferred securities, but these transition rules will not apply to Solera National Bancorp because we had not issued trust preferred securities before September 28, 2005. To continue to qualify for the exemption from the capital adequacy guidelines, small bank holding companies (i) must be well-capitalized, (ii) are subject to debt retirement requirements, and (iii) are subject to certain debt-to-equity ratios, generally including a restriction on paying dividends if the bank holding company's debt to equity ratio is not 1:1 or less.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized banks. For this purpose, a bank is placed in one of the following five categories based on the Bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, banking regulator must appoint a receiver or conservator for an institution that is “critically undercapitalized.” The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an “undercapitalized” subsidiary’s assets at the time it became “undercapitalized” or the amount required to meet regulatory capital requirements. An “undercapitalized” institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

Restrictions on Transactions with Affiliates and Loans to Insiders. Solera National Bancorp and Solera National Bank will be subject to the provisions of Section 23A of the Federal Reserve Act. These provisions place limits on the amount of:

•	the Bank’s loans or extensions of credit to affiliates;

•	the Bank’s investment in affiliates;

•	assets that the Bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	the Bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of its capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

Solera National Bancorp and Solera National Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit the Bank from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to the Bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The Bank is also subject to restrictions on extensions of credit to its Executive Officers, Directors, principal shareholders and their related interests. These types of extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Anti-terrorism Legislation. In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the “Patriot Act,” the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•
to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•
to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank in combating money laundering activities in their evaluation of bank merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a “shell bank.” Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules on September 26, 2002 increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

•
expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network (“FinCEN”);

•	notify FinCEN if an account or transaction is identified;

•	designate a contact person to receive information requests;

•
limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

•	maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with we Security Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

The Secretary of the Treasury also adopted a rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of Directors and management and between a board of Directors and its committees.

We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies. The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the “discount window,” open market operations, the imposition of and changes in reserve requirements against banks’ deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

All of the above laws and regulations add significantly to the cost of operating Solera National Bancorp and Solera National Bank and thus have a negative impact on our profitability. We would also note that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as Solera National Bancorp and Solera National Bank These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

Jenkens & Gilchrist, P.C. will pass upon the validity of the shares of common stock offered by this prospectus and the Organizer and shareholder warrants to be issued by Solera National Bancorp.

EXPERTS

Our financial statements as of December 31, 2005 and March 31, 2006 for the three months ended March 31, 2006 and for the periods from inception to December 31, 2005 and March 31, 2006, included in this prospectus have been included in reliance on the report of McGladrey & Pullen, LLP independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

There are no material legal proceedings pending or, to our knowledge, threatened against Solera National Bancorp and Solera National Bank.

REPORTS TO SHAREHOLDERS

Upon the effective date of the registration statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2006 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if, at the beginning of the year, our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. While we have discussed what we believe to be the material terms of the accompanying exhibits and schedules, this prospectus does not contain all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E. Washington, D.C 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We have filed or will file various regulatory applications with the FDIC, the OCC and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related registration statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, OCC, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

Contents

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements
Balance Sheets as of March 31, 2006 (Unaudited) and December 31, 2005	F-3
Statements of Operations for Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception) to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception) to December 31, 2005 and Cumulative Amounts for the Period from January 3,2005(Date of Inception) to March 31, 2006 (Unaudited)
F-4
Statements of Changes in Stockholder’s Deficit for Quarter Ended March 31, 2006 (Unaudited) and Period from January 3, 2005 (Date of Inception) to December 31, 2005	F-5
Statements of Cash Flows for Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception) to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception) to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception) to March 31, 2006 (Unaudited)
F-6
Notes to Financial Statements	F-7 - 14

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Solera National Bancorp, Inc.
Denver, Colorado

We have audited the balance sheet of Solera National Bancorp, Inc. as of December 31, 2005, and the related statements of operations, changes in stockholder’s deficit and cash flows for the period from January 3, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company~~'~~’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solera National Bancorp, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period from January 3, 2005 (inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in the notes to the financial statements, the Company has not commenced any operations other than matters incidental to the organization of its subsidiary and sale of its common stock and will not commence intended operations until the sale of its common stock has occurred and regulatory approvals have been obtained.

/s/ McGladrey & Pullen, LLP

Denver, Colorado April 4, 2006

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Balance Sheets
March 31, 2006 (Unaudited) and December 31, 2005
	March 31,
	2006	December 31,
	(Unaudited)	2005
ASSETS

Cash and cash equivalents (Note 2)	$55,918	$4,168
Organizer advances receivable	30,000	-
Other receivables	23,328	-
Prepaid expenses and other assets	31,700	55,105
Deferred offering costs	36,746	-
Premises and equipment, net (Note 2)	5,826	6,065

Total assets	$183,518	$65,338

LIABILITIES AND STOCKHOLDER’S DEFICIT

Accounts payable	$110,000	$110,000
Accrued expenses	185,650	276,575
Note payable (Note 9)	365,000	-
Advances from Organizers (Notes 2 and 5)	640,001	510,001
Deferred rent expense	988	737

Total liabilities	1,301,639	897,313

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDER’S DEFICIT
Common stock, $0.01 par value; 4,000,000 shares authorized;
none issued and outstanding	-	-
Deficit accumulated during the development stage	(1,118,121)	(831,975)
Total stockholder’s deficit	(1,118,121)	(831,975)

Total liabilities and stockholder’s deficit	$183,518	$65,338

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Operations
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

				Cumulative
	March 31,	March 31,		Amounts from
	2006	2005	December 31,	Inception
	(Unaudited)	(Unaudited)	2005	(Unaudited)

Revenue, interest income	$66	$198	$1,633	$1,699

Operating expenses:
Professional fees	110,623	1,845	163,688	274,311
Consulting fees	72,375	285,500	347,375	419,750
Management fees, related party
(Notes 7 and 8)	83,510	-	239,931	323,441
Regulatory and filing fees	-	-	25,000	25,000
Depreciation	239	-	639	878
Other general and administrative	19,465	15	56,975	76,440
Total operating expenses	286,212	287,360	833,608	1,119,820

Net loss	$(286,146)	$(287,162)	$(831,975)	$(1,118,121)

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Changes in Stockholder’s Deficit
Quarter Ended March 31, 2006 (Unaudited) and Period from
January 3, 2005 (Date of Inception) to December 31, 2005

		Additional
	Common	Paid-in	Accumulated
	Stock	Capital	Deficit	Total
Balance, January 3, 2005
(date of inception)	$-	$-	$-	$-
Comprehensive income:
Net loss	-	-	(831,975)	(831,975)
Balance, December 31, 2005	-	-	(831,975)	(831,975)
Comprehensive income:
Net loss	-	-	(286,146)	(286,146)
Balance, March 31, 2006	$-	$-	$(1,118,121)	$(1,118,121)

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Statements of Cash Flows
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

				Cumulative
	March 31,	March 31,		Amounts from
	2006	2005	December 31,	Inception
	(Unaudited)	(Unaudited)	2005	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(286,146)	$(287,162)	$(831,975)	$(1,118,121)
Adjustments to reconcile (net loss) to net cash
used in operating activities:
Depreciation	239	-	639	878
Changes in operating assets and liabilities:
Organizer advances receivable	(30,000)	-	-	(30,000)
Other receivable	(23,328)	-	-	(23,328)
Prepaid expenses and other assets	23,405	-	(55,105)	(31,700)
Deferred offering costs	(36,746)	-	-	(36,746)
Accounts payable	-	-	110,000	110,000
Accrued expenses	(90,925)	240,000	276,575	185,650
Deferred rent expense	251	-	737	988
Net cash used in operating activities	(443,250)	(47,162)	(499,129)	(942,379)

CASH FLOWS FROM INVESTING ACTIVITIES, purchases
of premises and equipment	-	-	(6,704)	(6,704)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from organizers	270,000	100,001	510,001	780,001
Repayment of Organizer advances	(140,000)	-	-	(140,000)
Proceeds from note payable	365,000	-	-	365,000
Net cash provided by financing activities	495,000	100,001	510,001	1,005,001

Net increase in cash and cash equivalents	51,750	52,839	4,168	55,918

CASH AND CASH EQUIVALENTS
Beginning of period	4,168	-	-	-
End of period	$55,918	$52,839	44,168	$55,918

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION, cash paid for interest	$-	$-	$-	$-

See Notes to Financial Statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

Note 1.  Organization and Nature of Operations

Patria Corporation was incorporated in Colorado under the name Abrazar Corporation on August 9, 2004. The Company changed its name to Patria Corporation on October 22, 2004. During January 2006, Patria Corporation merged its operations into a newly created Delaware corporation named Solera National Bancorp, Inc. (the Company). The Company, located in Denver, Colorado, was established as a proposed bank holding company for the purpose of forming a de novo bank subsidiary (the Bank). Upon commencement of banking operations, the Bank intends to be a full service commercial bank initially serving customers in the Denver, Colorado metropolitan area. The Company’s fiscal year ends on December 31. The Company has not conducted any banking business, and development stage activities of the Company did not commence until January 3, 2005. The Company has generated no revenue other than interest income on cash balances.

At March 31, 2006, the Company is considered to be in the development stage because it has devoted substantially all of its efforts since commencement of operations to primarily preparing applications with various bank regulatory authorities for permission to organize a national bank and a bank holding company, and taking all other actions necessary to organize and charter the Bank. The Company has an accumulated deficit of $1,118,121 and $831,975 as of March 31, 2006 and December 31, 2005, respectively, and incurred net losses of $286,146 and $831,975 for the quarter ended March 31, 2006 and the period from January 3, 2005 (date of inception) to December 31, 2005. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent on future events, including the Bank’s ability to commence operations, the receipt of various regulatory approvals, equity capital of at least $20 million raised through the sale of the Company’s common stock, the Bank’s receipt of deposit insurance from the Federal Deposit Insurance Corporation, and achieving a level of revenue adequate to support the Company’s cost structure.

The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages. Such risks and uncertainties include, but are not limited to, its limited operating history, competition, dependence on key personnel and management of rapid growth. To address these risks, the Company must, among other things, develop and retain its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing these or other such risks.

To date, the Company has funded its activities primarily through contributions from the Organizing Directors (see Note 5) and proceeds from borrowings on a line of credit. The Company expects to obtain funding through a common stock offering. The Company intends to offer for sale a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of its common stock at $10 per share (see Note 3). The proceeds of the offering will be utilized primarily to capitalize the Bank and reimburse the Organizers for certain organizational expenses and to repay all amounts outstanding under the line of credit. The Company’s cash and cash equivalents at March 31, 2006 and December 31, 2005 totaled $55,918 and $4,168, respectively. Management believes cash on hand, additional advances from Organizers (Note 5), the organizational credit facility and funds to be raised in a common stock offering will provide the Company with adequate funding through December 31, 2006. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations. The accompanying financial statements do not include any adjustments that may result if the Company is unable to continue as a going concern.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

Note 2.  Summary of Significant Accounting Policies

Unaudited interim financial information: The interim financial information as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the interim financial information. Operating results for the interim periods are not necessarily indicative of results for any subsequent periods. Certain information in the footnote disclosure normally included in annual financial statements has been condensed or omitted for the interim periods presented, in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial statements.

Cash and cash equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be equivalent to cash. As of March 31, 2006 and December 31, 2005, cash and cash equivalents consisted principally of deposits with one financial institution.

Premises and equipment: Equipment and furniture are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over an estimated useful life.

Impairment of long-lived assets: The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Advances from Organizers: Advances from Organizers consist of cash received from Organizers and are recorded at face value. There is no stated maturity or interest rate. The Company intends to repay the Organizer advances from the proceeds of the sale of its common stock.

Offering costs: The Company capitalizes direct incremental costs related to the common stock offering and these costs will be deducted from the proceeds from the offering. At March 31, 2006 and December 31, 2005, $36,746 and $0 were incurred, respectively, that would have been capitalizable.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Stock-based compensation:  The Company accounts for stock-based compensation to employees as outlined in Financial Accounting Standards Board (FASB) Statement 123(R), Share-Based Payment.  The cost of employee services received in exchange for an award of equity instruments is based on the grant-date fair value of the award.

Concentrations of credit risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents on deposit at one financial institution. Management believes the credit risk associated with such instruments is minimal.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

Use of estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could materially differ from these estimates.

Recently issued accounting pronouncements:  In December 2004, FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payments (SFAS 123R), which requires all companies to measure and recognize the fair value of equity instrument awards granted to employees.  This new pronouncement is generally effective January 1, 2006 for the Company.  The Company has early adopted this standard at December 31, 2005.  There is no impact to the Company’s financial statements at March 31, 2006 and December 31, 2005 as no option plan is in effect.

Note 3.  Common Stock Offering

The Company intends to offer for sale a minimum of 2,000,000 shares and a maximum of 2,400,000 shares of its common stock at an offering price of $10 per share. In addition, the Company will issue one stock purchase warrant for every five shares of common stock purchased, up to a maximum of 480,000 warrants. The warrants will entitle the holder to purchase one share of the Company’s common stock for $12.50 at any time within three years of the date the Bank opens for business. The Company is not using an underwriter. Officers and Organizers of the Company will be selling the shares. The Officers and Organizers of the Company will not receive any commission in connection with the sale of shares.

Note 4.  Preoperating Costs

Certain preoperating costs, including costs incurred in connection with the organization of the Company and the Bank, have been incurred. These costs amounted to $286,212 and $833,608 for the quarter ended March 31, 2006 and for the period from January 3, 2005 (inception) to December 31, 2005, respectively, and have been charged to expense as incurred.

Note 5.  Advances from Organizers

The Company’s Organizers have advanced funds for organizational and other preoperating expenses. These advances are noninterest bearing and have no stated maturity. The Company intends to repay the Organizer advances from the proceeds of the sale of its common stock.

Additionally, as consideration to the Organizers after the Bank opens for business, the Company intends to issue to each Organizer one stock purchase warrant for every $10 that the Organizer has at risk during the preoperating and organizational phase. Each warrant will entitle its holder to purchase one share of the Company’s common stock for $10 at any time within ten years of the date that the Bank opens for business. In the event that the offering is not completed or the Bank does not open for business, the aforementioned Organizer warrants will not be issued.

Certain Organizers that had advanced funds to the Company withdrew prior to December 31, 2005. Such amounts will be repaid with proceeds from the sale of its common stock discussed in Note 3. Amounts are reflected in accounts payable in the accompanying financial statements.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

Two Organizers that advanced funds to the Company prior to December 31, 2005 have voluntarily withdrawn during the period ended March 31, 2006. Such amounts will be repaid with proceeds from the sale of its common stock discussed in Note 3. Amounts are reflected in accounts payable in the accompanying financial statements.

Further, certain Organizers have advanced the Company an additional $240,000 during the period ended March 31, 2006. As of March 31, 2006, $140,000 has been repaid from drawings from the organizational loan and the remaining $100,000 will be repaid from proceeds from the common stock offering.

Note 6.  Income Taxes

The net operating loss of $286,146 and $831,975 for the period ended March 31, 2006 and December 31, 2005, respectively, will be available to reduce future taxable income, if any. Due to the uncertainty regarding the Company’s ability to generate future taxable income, the deferred tax asset has been fully reserved with a valuation allowance.

The income tax provision charged to continuing operations for the period ended March 31, 2006 and December 31, 2005 was none.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations for the period ended March 31, 2006 and December 31, 2005, due to the following:
	March 31,
	2006	December 31,
	(Unaudited)	2005

Computed expected tax benefit	$(100,151)	$(290,550)
Increase in income taxes resulting from:
Change in valuation allowance	106,057	307,824
Other	(5,906)	(17,274)
	$-	$-

Tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2006 and December 31, 2005, are presented below:

	March 31,
	2006	December 31,
	(Unaudited)	2005
Deferred tax assets:
Start up and organizational costs	$413,881	$307,824
Less valuation allowance	(413,881)	(307,824)
	$-	$-

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

Note 7.  Commitments and Contingencies

Operating Leases

In addition to equipment leased under operating leases, the Company leases its office facilities under noncancelable operating leases through April 2006. The Company entered into a noncancelable operating lease for a proposed branch location on November 1, 2005 that expires in 2010. Each lease contains various term renewal options. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

At December 31, 2005, future minimum annual payments under noncancelable leases having an initial term in excess of one year are as follows:

December 31,
2005
Period ending:
2006	$25,253
2007	16,056
2008	16,768
2009	17,479
2010	15,060
$90,616

Rent expense, primarily for office facilities, was $7,431 for the quarter ended March 31, 2006 and $28,509 for the fiscal year ended December 31, 2005.

Related-Party Consulting Agreements

The Company has entered into consulting agreements with the proposed Chairman, and with the proposed Chief Operating Officer and Chief Financial Officer. The agreements are scheduled to terminate on the earlier of (i) September 1, 2006; (ii) the date on which the Bank receives authorization to commence its banking business (the Certificate of Authority) from the Office of the Comptroller of the Currency and approval of Insurance of Accounts from the Federal Deposit Insurance Corporation; (iii) the date on which the Company advises the individual that it has abandoned its effort to obtain the Certificate of Authority; (iv) the date on which the individual receives written notice from the Company that it is terminating this agreement “for cause”; or (v) the death or disability of the individual.

Total amounts due under the terms of these agreements approximate $16,500 per month. These costs approximated $49,500 for the quarter ended March 31, 2006 and $148,400 for the period from January 3, 2005 (inception) to December 31, 2005.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

In the event of termination by the Company without cause, the consultant agreements provide for a lump-sum payment, payable on the date of termination. As of March 31, 2006 and December 31, 2005, the lump-sum payment would be approximately $49,500, or $222,000 at the assumed closing date of September 1, 2006.

In connection with the development stage, on October 19, 2005 and January 10, 2006, the Company entered into separate agreements with third parties (collectively, the Consultant) to provide independent advisory and consulting services to the Company in conjunction with the organization of the Bank. The agreements began when the individuals were terminated by their previous employer or resigned as a result of the individual’s proposed employment as President/CEO of the Bank and Executive Vice President/Chief Credit Officer of the Bank, respectively, and terminates on the earlier of (i) June 30, 2006; (ii) the date on which the Bank receives the Certificate of Authority and approval of Insurance of Accounts from the Federal Deposit Insurance Corporation; (iii) the date on which the Company advises the Consultant that it has abandoned its effort to obtain the Certificate of Authority; (iv) the date on which the Consultant receives written notice from the Company that it is terminating this agreement for cause; or (v) the death or disability of the Consultant. The amount of the consulting fees are $16,250 and $11,458 per month plus COBRA related expenses, respectively. If the Consultant is terminated without cause as defined within the agreement, the Company will pay a termination fee of $97,500 and $34,375, respectively. The proposed President/CEO of the Bank began consulting to the Company on March 27, 2006. The accompanying financial statements include payment for the period from March 27, 2006 through March 31, 2006 of approximately $3,500. The proposed Executive Vice President/Chief Credit Officer of the Bank began consulting to the Company on April 3, 2006.

Deferred Compensation

The related-party consulting agreements with the proposed Chairman and with the proposed Chief Operating Officer and Chief Financial Officer also provide for additional compensation in the form of deferred compensation payments. As of March 31, 2006 and December 31, 2005, these payments would aggregate to approximately $173,000, with an assumed closing date of September 1, 2006. The Company has accrued $122,000 and $91,500 under the deferred compensation agreements at March 31, 2006 and December 31, 2005, respectively.

Third-Party Consulting Agreements

In connection with the development stage and eventual capital-raising activities, the Company receives certain consulting services from an unrelated third party. During the period ended March 31, 2006 and from January 3, 2005 to December 31, 2005, the Company incurred and paid $161,750 and $216,250, respectively, for these services. As of March 31, 2006 the future remaining payments under these agreements are approximately $242,000 and will be paid on or before September 30, 2006. The Company has accrued $0 and $118,750 under these consulting agreements at March 31, 2006 and December 31, 2005, respectively.

In connection with the development stage, the Company entered into an agreement to receive certain technology consulting services from an unrelated third party. Through March 31, 2006, the Company paid $18,125 under the agreement. The future minimum payments under this agreement, as amended, are $16,875, which will be paid on or before August 31, 2006 as services are received.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

Note 8.  Other Related-Party Transactions

The Company incurred executive recruiting fees in the amount of $15,000 from the commencement of operations to March 31, 2006 from an Organizer of the Company. Effective September 19, 2005, the Organizer resigned as an Organizer and was released from all further obligations and waived his right to participate in any warrant grant. The Organizer’s previous organizational advance of $10,000 was repaid in December 2005. In exchange for the return of the advance, the former Organizer waived his right to deferred compensation for executive recruiting services performed which was payable from Bank capital within 30 days of the Company receiving the Certificate of Authority.

Certain Organizers and proposed Executive Officers of the Company are employed as consultants. Under these consulting agreements, individuals have been paid approximately $50,000 and $148,000 for the period ended March 31, 2006 and year ended December 31, 2005, respectively (see Note 7).

The Company subleases office space from a third party that leases the space from a third party in which an Organizer maintains an ownership interest. The Company incurred and paid approximately $25,200 through March 31, 2006, including a security deposit of approximately $1,400. The remaining obligation through April 30, 2006 is estimated at approximately $4,400.

Note 9.  Line of Credit

A line of credit for $1,800,000 and a letter of credit in the amount of $97,500 were approved by a third-party bank to fund pre-opening expenses in excess of Organizer advances during March 2006. The line of credit carries an interest rate of prime + 0% with a floor at 7.5% and $250 in documentation fees. The line of credit matures March 13, 2007. The line of credit and letter of credit are secured by personal guarantees from each Organizer. As of March 31, 2006, the Company has borrowed $365,000 against the line of credit. Furthermore, the Company has borrowed additional funds since the period ended March 31, 2006 with an outstanding balance of approximately $641,000 as of June 19, 2006.

Note 10.  Stockholder’s Deficit

Pursuant to its certificate of incorporation, the Company is authorized to issue up to 4,000,000 shares of common stock with $.01 par value. No stock has been issued as of March 31, 2006 and December 31, 2005 and all authorized stock has been reserved for the Company’s common stock offering.

The Company anticipates adopting a stock option plan in 2006 in conjunction with its common stock offering and after shareholder approval. Additionally, the Company anticipates issuing warrants to Organizers in conjunction with its common stock offering as discussed in Note 5. No stock options or warrants have been issued or option and warrant plans were effective at March 31, 2006 and December 31, 2005.

Solera National Bancorp, Inc.
(A Development Stage Enterprise)

Notes to Financial Statements
Quarter Ended March 31, 2006 (Unaudited), Period from January 3, 2005 (Date of Inception)
to March 31, 2005 (Unaudited), Period from January 3, 2005 (Date of Inception)
to December 31, 2005 and Cumulative Amounts for the Period from January 3, 2005 (Date of Inception)
to March 31, 2006 (Unaudited)

Note 11.  Subsequent Events

An individual joined the Company as an Organizer subsequent to March 31, 2006. Organizer advances have been received in the amount of $30,000 from this individual. Such amounts will be repaid with proceeds from the sale of its common stock discussed in Note 3.

During June 2006, the Company entered into a ten year non-cancelable lease for a proposed main bank office location.  The lease commences on the date the bank opens for business at the location or sixty days after the landlord obtains a certificate of occupancy for the premises.  The lease contains two renewal options of ten years each. Rent expense will be recognized on a straight line basis over the minimum lease term. The future minimum lease payments are approximately $1,480,000 from commencement date through the end of 120 month lease term.

Additionally during June 2006, the Company entered into a five year non-cancelable lease for its corporate offices.  The lease commences on the earlier of the date of substantial completion of the premises or October 15, 2006.  The lease contains two renewal options of five years each. Rent expense will be recognized on a straight line basis over the minimum lease term. The future minimum lease payments are approximately $242,000 from commencement date through the end of 60 month lease term.

APPENDIX A

SUBSCRIPTION AGREEMENT

SOLERA NATIONAL BANCORP, INC.

IMPORTANT: This Subscription Agreement, completed and signed, together with full payment by check payable to the order of “TBB as Escrow Agent for Solera National Bancorp, Inc.” for the shares of common stock for which the undersigned is subscribing must be sent to:

BY HAND DELIVERY: Operations—Escrow Deposits The Bankers Bank 2410 Paces Ferry Road 600 Paces Summit Atlanta, GA 30339-4098

I hereby subscribe to purchase the number of shares of common stock (“Shares”) of Solera National Bancorp , Inc. (“Company”) indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy. I have received a copy of the Company’s prospectus, dated ____, 2006. In connection with my purchase, I understand and agree as follows: (1) My purchase of the common stock involves significant risks, as described under “Risk Factors” in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Subscription Agreement is final, binding and irrevocable. If the Organizers are unable to sell at least 2,000,000 shares of common stock or fail to receive all required regulatory approvals to open the Company, the escrow agent will promptly return all subscription funds to me, without any interest earned thereon.

NO. OF SHARES (MIN. 250 SHARES) ____________________________	X $10.00 (PRICE PER SHARE) =	TOTAL PURCHASE PRICE ENCLOSED _________________________

A-1

Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date		Signature*	Signature (if multiple subscribers)*
Please indicate form of ownership
		Print Name	Print Name
☐	individual
☐	joint tenants with right of	Address	Address
survivorship
☐	tenants in common	Address	Address
☐	trust
☐	corporation
☐	partnership	Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.

☐	custodian
☐	other
		Telephone-Day/Telephone Evening	Telephone-Day/Telephone Evening

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

ACCEPTED:	SOLERA NATIONAL BANCORP, INC.
By:
		James Perez Foster, President	Date of Acceptance	Number of Shares Accepted

A-2

•
You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

•	We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•	You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 2,400,000 Shares

Solera National Bancorp, Inc.

Common Stock

Prospectus

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Consistent with the applicable provisions of the laws of Delaware, the registrant's certificate of incorporation provide generally that the registrant shall indemnify and hold harmless each of its directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. However, the registrant will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from an administrative proceeding in which civil money penalties are imposed by an appropriate regulatory agency or other matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, the registrant's certificate of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the registrant and to the shareholders of the registrant for breach of a duty as a director. There is no release of liability for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) any transaction from which the director derived an improper personal benefit. The certificate of incorporation also contains a provision that, in the event that Delaware law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the registrant will be eliminated or limited to the fullest extent permitted by law. The certificate of incorporation does not eliminate or limit the right of the registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses, other than underwriting discounts and commissions, of the sale of the registrant's common stock, $0.01 par value, are as follows:

Securities and Exchange Commission registration fee	$3,440.05
Blue sky fees and expense	$13,000.00
Other offering expenses	$83,559.95
Total	$100,000.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27. EXHIBITS

NUMBER	DESCRIPTION

3.1	Certificate of incorporation*
3.2	Bylaws*
4.1	Specimen common stock certificate*
4.2	Form of Solera National Bancorp, Inc. Organizers' Warrant Agreement*
4.3	Form of Solera National Bancorp, Inc. Shareholders' Warrant Agreement*
4.4	See Exhibits 3.1 and 3.2 for provisions of the certificate of incorporation and bylaws defining rights of holders of the common stock
5.1	Legal opinion of Jenkens & Gilchrist, P.C.
10.1	Form of engagement letter for consulting services by and between Bankmark & Financial Marketing Services and Solera National Bancorp, Inc. (f/k/a Patria Corporation), regarding marketing*
10.2	Form of engagement letter for consulting services by and between Bankmark & Financial Marketing Services and Solera National Bancorp, Inc. (f/k/a Patria Corporation), regarding regulatory application*
10.3	Solera National Bancorp, Inc. 2006 Stock Incentive Plan* +
10.4	Form of Employment Agreement by and between Solera Bank, N.A. and James Perez Foster*+
10.5	Form of Employment Agreement by and between Solera Bank, N.A. and Robert Fenton*+
10.6	Form of Employment Agreement by and between Solera Bank, N.A. and Mark Martinez*+
10.7	Form of Employment Agreement by and between Solera Bank, N.A. and Robert Stewart*+
10.8	Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and James Perez Foster+
10.9	Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and Robert Fenton+

10.10	Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and Mark Martinez*+
10.11	Consulting Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and Robert Stewart*+
10.12	Lease Agreement dated September 27, 2005, by and between Forest Park Realty Investments, LLC and Solera National Bancorp, Inc. (f/k/a Patria Corporation)*
10.13	Lease Agreement dated June 16, 2006, by and between 319 South Sheridan LLC and Solera National Bancorp, Inc.
10.14	Lease Agreement dated June 19, 2006 by and between Clairbridge LLC and Solera National Bancorp, Inc.
10.15	Data Processing Services Agreement, dated March 22, 2006, by and between Fidelity Information Services, Inc. and Solera Bank, N.A.*
10.16	Form of Pre-Opening Funds Agreement by and between Solera National Bancorp, Inc. (f/k/a Patria Corporation) and the organizers*
23.1	Consent of McGladrey & Pullen, LLP dated June 20, 2006
23.2	Consent of Jenkens & Gilchrist, P.C. (to be contained in Exhibit 5.1)
24.1	Power of attorney (appears on the signature pages to the Registration Statement on Form SB-2)*
99.1	Subscription Agreement (see Appendix A of the prospectus)

+ Indicates a compensatory plan or contract.
* Previously filed as an exhibit to the registration statement filed April 5, 2006.

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes as follows:

(a)          (1)  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)  Include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)  File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on June 20, 2006.

SOLERA NATIONAL BANCORP, INC.

By:	/s/ James Foster
James Perez Foster President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the signature page to this Registration Statement constitutes and appoints James Perez Foster his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Norman Akers *	Director	June __, 2006
Norma Akers

/s/ Rob Alvarado*	Director	June __, 2006
Rob Alvarado

/s/ Maria Arias*	Director	June __, 2006
Maria Arias

/s/ Philip Champagne*	Director	June __, 2006
Philip Champagne

/s/ Anthony Costa*	Director	June __, 2006
Anthony Costa

/s/ Douglas Crichfield*	Director	June __, 2006
Douglas Crichfield

/s/ Robert Fenton*	Director & Chief Financial Officer	June __, 2006
Robert Fenton(2)

/s/ James Perez Foster*	Director & President	June __, 2006
James Perez Foster(1)

/s/ Robert Gallegos*	Director	June __, 2006
Robert Gallegos

/s/ Steve Gutterman*	Director	June __, 2006
Steve Gutterman

/s/ Edward Jacksland*	Director	June __, 2006
Edward Jacksland

/s/ Dr. Christine Johnson*	Director	June __, 2006
Dr. Christine Johnson

/s/ Mark Martinez*	Director	June __, 2006
Mark Martinez

/s/ Ronald Montoya*	Director	June __, 2006
Ronald Montoya

/s/ Joel Rosenstein*	Director	June __, 2006
Joel Rosenstein

/s/ Basil Sabbah*	Director	June __, 2006
Basil Sabbah

/s/ Stan Sena*	Director	June __, 2006
Stan Sena

/s/ Robert Stewart*	Director	June __, 2006
Robert Stewart

/s/ K.C. Veio*	Director	June __, 2006
K.C. Veio

* /s/ James Foster
James Perez Foster Attorney in Fact

(1)  Principal executive officer
(2)  Principal financial and accounting officer